Exhibit 10.1

Execution Version

SECURITIES PURCHASE AGREEMENT

DATED AS OF may 15, 2026

AMONG

FARADAY FUTURE INTELLIGENT ELECTRIC INC.,
as the Issuer

and

THE PURCHASERS

FROM TIME TO TIME PARTY HERETO

ANNEXES, EXHIBITS AND SCHEDULES

ANNEXES
Annex A	-	Definitions
Annex B	-	Commitment Annex
Annex C	-	Closing Checklist

EXHIBITS
Exhibit A	-	Form of Convertible Note

SCHEDULES
Schedule 3.1	-	Existence, Organizational Identification Numbers, Foreign Qualification, Prior Names
Schedule 3.4	-	Capitalization
Schedule 3.6	-	Litigation
Schedule 3.7	-	Ownership of Property
Schedule 3.9	-	Labor Matters
Schedule 3.13	-	Taxes
Schedule 3.14	-	ERISA
Schedule 3.17	-	Intellectual Property
Schedule 3.18	-	Real Estate
Schedule 3.19	-	Insurance
Schedule 3.20	-	Bank Accounts
Schedule 3.23	-	Outstanding Debt
Schedule 3.30	-	Listing and Maintenance Requirements
Schedule 13.6	-	Certain Related Transactions

 i

SECURITIES PURCHASE AGREEMENT

This SECURITIES PURCHASE AGREEMENT dated as of May 15, 2026 (the “Signing Date”), is by and among, FARADAY FUTURE INTELLIGENT ELECTRIC INC. (the “Issuer” or the “Company”), and the entities from time to time parties hereto, each as a “Purchaser” and collectively the “Purchasers”.

RECITALS:

WHEREAS, the Issuer wishes to sell to the Purchasers, and the Purchasers have agreed to purchase from the Issuer, convertible promissory notes in an aggregate principal amount as indicated on the Commitment Annex (each a “Note” and collectively, the “Notes”) upon and subject to the terms and conditions set forth in this Agreement; and

WHEREAS, 50% of the proceeds from the sale of each Note will be deposited in a Holder Control Account (as defined in the Note) with such proceeds to be released to the Company in connection with any conversions of the Notes in accordance with the applicable Controlled Account Agreement (as defined in the Note);

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the Issuer and each Purchaser agree as follows:

Article 1
DEFINITIONS

Section 1.1 Certain Defined Terms. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms on Annex A to this Agreement or in the Notes, as applicable.

Section 1.2 Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder (including without limitation determinations made pursuant to the exhibits hereto) shall be made, and all financial statements required to be delivered hereunder shall be prepared on a consolidated basis in accordance with GAAP consistently applied. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Accounting Standards Codification 825-10 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Issuer or any Subsidiary of the Issuer at “fair value.”

Section 1.3 Other Definitional Provisions and References. References in this Agreement to “Articles”, “Sections”, “Annexes”, “Exhibits” or “Schedules” shall be to Articles, Sections, Annexes, Exhibits or Schedules of or to this Agreement unless otherwise specifically provided. Any term defined herein may be used in the singular or plural. “Include”, “includes” and “including” shall be deemed to be followed by “without limitation”. Except as otherwise specified or limited herein, references to any Person include the successors and assigns of such Person. References “from” or “through” any date mean, unless otherwise specified, “from and including” or “through and including”, respectively. Unless otherwise specified herein, the settlement of all payments and fundings hereunder between or among the parties hereto shall be made in lawful money of the United States and in immediately available funds. Time is of the essence for each performance obligation of the Issuer under this Agreement and each Financing Document. All amounts used for purposes of financial calculations required to be made herein shall be without duplication. References to any statute or act shall include all related current regulations and all amendments and any successor statutes, acts and regulations. References to any statute or act, without additional reference, shall be deemed to refer to federal statutes and acts of the United States. References to any agreement, instrument or document shall include all schedules, exhibits, annexes and other attachments thereto. Unless otherwise expressly provided herein or in any other Financing Document, references to agreements and other contractual instruments, including this Agreement and the other Financing Documents, shall be deemed to include all subsequent amendments, thereto, restatements and substitutions thereof and other modifications and supplements thereto which are in effect from time to time, but only to the extent such amendments and other modifications are not prohibited by the terms of any Financing Document. References to any statute or regulation may be made by using either the common or public name thereof or a specific cite reference and, except as otherwise provided with respect to FATCA, are to be construed as including all statutory and regulatory provisions related thereto or consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

Article 2
PURCHASE AND SALE

Section 2.1 Notes; Repayment of Notes.

(a) Commitment, Purchase, Sale and Issuance of the Notes. Effective as of the Signing Date, each Purchaser hereby commits, severally and not jointly, to acquire from the Issuer as set forth in Section 2.1(b) the principal amount of Notes in an amount equal to the Note Commitment Amount set forth opposite such Purchaser’s name on the Commitment Annex subject only to the conditions set forth in Article 7.

(b) Closing.

(i) The purchase and issuance of the Notes (the “Closing”) shall take place on the third (3rd) Business Day following the Signing Date upon the satisfaction of all the conditions set forth in Section 7.1 and Section 7.2 hereof. At the Closing, each applicable Purchaser shall purchase Notes for an amount equal to 100% of the Note Commitment Amount set forth opposite such Purchaser’s name on the Commitment Annex and disburse the net proceeds from the purchase of the Notes pursuant to the Flow of Funds delivered by the Issuer as follows: (i) 50% of such Purchaser’s Note Commitment Amount will be sent to the Company; and (ii) 50% of such Purchaser’s Note Commitment Amount will be sent to or otherwise deposited with the Controlled Account Bank (as defined in the Note) to be held in the Holder Control Account (as defined in the Note) pursuant to the applicable Controlled Account Agreement.

(ii) [reserved]

(iii) The Issuer acknowledges and agrees that (A) no notices or documentation that constitute material non-public information shall be sent to any Purchaser following the Closing, and (B) if any notices or documents sent by the Issuer or any of its Subsidiaries to any Purchaser contain any material non-public information, such notices or documents must be sent either after the market closes or on a day other than a Business Day and the Issuer shall file an 8-K immediately following the day such information was delivered before the market opens (unless such Purchaser has agreed in writing to accept such information); provided that any notice or other documentation withheld and not disclosed to the Purchasers as a result of this paragraph shall not result in a violation of any other provision of the Financing Documents that may require the disclosure of such notice or documentation.

(c) Commitments. Each Purchaser’s obligation to purchase the Notes shall be limited to such Purchaser’s applicable Note Commitment Amount, and no Purchaser shall have any obligation to fund any portion of the Notes required to be funded by any other Purchaser, but not so funded. The Issuer shall not have any right to reborrow any portion of the Notes which are repaid or prepaid from time to time.

Section 2.2 Notes. The Notes purchased by each Purchaser at the Closing shall be evidenced by a convertible promissory note, substantially in the form of Exhibit A hereto executed by the Issuer in an original principal amount equal to such Purchaser’s applicable share of the Notes.

Section 2.3 [Reserved].

Section 2.4 Lock-Up. Notwithstanding anything in this Agreement to the contrary, so long as no Event of Default (as defined in the Notes) has occurred, each Purchaser agrees, severally and not jointly, with the Issuer that during the period beginning on the Closing Date and ending on the date that is the earlier of (a) the two-month anniversary of the Closing Date or (b) the effectiveness of the Registration Statement (the “Lock-Up Period”), such Purchaser will not, without prior consent from the Issuer, directly or indirectly, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, or otherwise dispose of or transfer any shares of Common Stock issuable upon conversion of the Notes (collectively, “Lock-Up Securities”), as applicable, whether now owned or hereafter acquired by such Purchaser or with respect to which such Purchaser has or hereafter acquires the power of disposition, or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Lock-Up Securities, whether any such swap or transaction is to be settled by delivery of Common Stock or other securities, in cash or otherwise. For the avoidance, and notwithstanding anything to the contrary herein, the Lock-Up Period shall terminate immediately upon the occurrence of an Event of Default.

Section 2.5 [Reserved].

Article 3
REPRESENTATIONS AND WARRANTIES

To induce the Purchasers to enter into this Agreement and to purchase the Notes and other transactions contemplated thereby, the Issuer hereby represents and warrants to each Purchaser that the following are true, correct and complete as of the Signing Date, and after giving effect to the consummation of the transactions contemplated by the Financing Documents will be, true, correct and complete as of the Closing Date:

Section 3.1 Existence and Power. The Issuer and each of its Domestic Subsidiaries (a) is an entity duly organized, validly existing and in good standing (to the extent applicable in the relevant jurisdiction) under the laws of its jurisdiction of incorporation, organization, or formation, which, with respect to the Issuer and each such Domestic Subsidiary, in existence as of the Closing Date, is specified on Schedule 3.1, has the same legal name as it appears in such Person’s Organizational Documents and an organizational identification number (if any), in each case as of the Closing Date as specified on Schedule 3.1, and (b) has all powers and all material governmental licenses, authorizations, registrations, permits, consents and approvals required under all applicable Laws and required in order to carry on its business as now conducted (collectively, “Permits”), except where the failure to have such Permits could not reasonably be expected to have a Material Adverse Effect. The Issuer and each of its Domestic Subsidiaries is qualified to do business as a foreign entity in each jurisdiction in which it is required to be so qualified, except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 3.1 or in the SEC Reports, neither the Issuer nor any of its Domestic Subsidiaries has had, over the five (5) year period preceding the Closing Date, any name other than its current name or was incorporated or organized under the laws of any jurisdiction other than its current jurisdiction of incorporation or organization. As of the Closing Date, except for the Subsidiaries set forth on Schedule 3.1 or in the SEC Reports, no Subsidiary exists.

Section 3.2 Organizational Authority and Governmental Authorization; No Contravention. The execution, delivery and performance by the Issuer of the Financing Documents to which it is a party (a) are within its corporate powers, (b) have been duly authorized by all necessary action pursuant to its Organizational Documents, (c) require no further approval, consent, exemption, authorization or other action by or in respect of, or filing with, or notice to, any Governmental Authority with respect to any shares of Common Stock except for (i) the approvals, consents, exemptions, authorizations, actions, notices and filings that have been duly obtained, taken, given or made and are in full force and effect and (ii) those approvals, consents exemptions, authorization, actions, notices and filings, the failure of which to obtain or make has not resulted in, or could not reasonably be expected, individually or in the aggregate to result in a Material Adverse Effect and (d) do not violate, conflict with or cause a breach or a default under or a right of termination under (i) any of the Organizational Documents of the Issuer and each of its Domestic Subsidiaries; or (ii) any applicable Law or any contract, agreement, lease or other instrument binding upon it or its properties, except for such violations, conflicts, breaches or defaults or rights of termination as could not, with respect to this clause (d)(ii), reasonably be expected to have a Material Adverse Effect.

Section 3.3 Binding Effect. Each of the Financing Documents to which the Issuer is a party constitutes a valid and binding agreement or instrument of the Issuer, enforceable against the Issuer in accordance with its respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws relating to the enforcement of creditors’ rights generally and by general equitable principles.

Section 3.4 Capitalization. The authorized and issued and outstanding Capital Stock of each of the Issuer and each Domestic Subsidiary as of the Signing Date is as set forth on Schedule 3.4. Except as set forth on Schedule 3.4, all issued and outstanding Capital Stock of each such Person is duly authorized and validly issued, fully paid, non-assessable (to the extent that such concepts apply to such Capital Stock), free and clear of all liens and such Capital Stock was issued in compliance with all applicable laws. The identity of the holders of the Capital Stock of each Domestic Subsidiary and the percentage of the fully diluted ownership of the Capital Stock of each such Person as of the Signing Date is set forth on Schedule 3.4. Except as set forth on Schedule 3.4 or in the SEC Reports, there are no preemptive or other outstanding rights, options, warrants, conversion rights or similar agreements or understandings for the purchase or acquisition of the Issuer or any Domestic Subsidiary of any Capital Stock of any such Person.

Section 3.5 Financial Information.

(a) The consolidated financial statements of the Company included or incorporated by reference in the SEC Reports filed with or furnished to the Commission, together with the related notes and schedules, present fairly, in all material respects, the consolidated financial position of the Company and the consolidated Subsidiaries as of the dates indicated and the consolidated results of operations, cash flows and changes in shareholders’ equity of the Company and the consolidated Subsidiaries for the periods specified (subject, in the case of unaudited statements, to normal year-end audit adjustments which shall not be material, either individually or in the aggregate) and have been prepared in compliance with the published requirements of the Securities Act and Exchange Act, as applicable, and in conformity with the generally accepted accounting principles of the United States (“GAAP”) applied on a consistent basis (except (A) for such adjustments to accounting standards and practices as are noted therein and (B) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) during the periods involved. The pro forma financial statements or data included or incorporated by reference in the SEC Reports filed with or furnished to the Commission comply with the requirements of Regulation S-X of the Securities Act, including, without limitation, Article 8 or Article 11 thereof, as applicable, and the assumptions used in the preparation of such pro forma financial statements and data are reasonable, the pro forma adjustments used therein are appropriate to give effect to the circumstances referred to therein and the pro forma adjustments have been properly applied to the historical amounts in the compilation of those statements and data. The other financial and statistical data with respect to the Company and Subsidiaries contained or incorporated by reference in the SEC Reports filed with or furnished to the Commission, if any, are accurately and fairly presented and prepared on a basis consistent with the financial statements and books and records of the Company. There are no financial statements (historical or pro forma) that are required to be included or incorporated by reference in the SEC Reports filed with or furnished to the Commission that are not included or incorporated by reference as required. The Company and Subsidiaries do not have any material liabilities or obligations, direct or contingent (including any off-balance sheet obligations or any “variable interest entities” as that term is used in Accounting Standards Codification Paragraph 810-10-25-20), not described in the SEC Reports that are required to be described or incorporated by reference in the SEC Reports. All disclosures contained in the SEC Reports, if any, regarding “non-GAAP financial measures” (as such term is defined by the rules and regulations of the Commission) comply in all material respects with Regulation G of the Exchange Act and Item 10 of Regulation S-K under the Securities Act, to the extent applicable. The reserves, if any, established by the Company or the lack of reserves, if applicable, are reasonable based upon facts and circumstances known by the Company on the date of this Agreement, as applicable, and there are no loss contingencies that are required to be accrued by the Statement of Financial Accounting Standard No. 5 of the Financial Accounting Standards Board which are not provided for by the Company in its financial statements or otherwise. The Company is not currently contemplating to amend or restate any of the financial statements included in the SEC Reports (including, without limitation, any notes or any letter of the independent accountants of the Company with respect thereto), nor is the Company currently aware of facts or circumstances which would require the Company to amend or restate any such financial statements, in each case, in order for any of such financials statements to be in compliance with GAAP and the rules and regulations of the Commission. The Company has not been informed by its independent accountants that they recommend that the Company amend or restate any of the financial statements included in the SEC Reports or that there is any need for the Company to amend or restate any such financial statements.

Except as set forth in the SEC Reports, since December 31, 2025: (i) the Company has not experienced or suffered any Material Adverse Effect, and there exists no current state of facts, condition or event which would have a Material Adverse Effect; (ii) there has not occurred any material adverse change, or any development that would reasonably be expected to result in a prospective material adverse change, in the condition, financial or otherwise, or in the earnings, business or operations of the Company from that disclosed or incorporated by reference in the SEC Reports; (iii) neither the Company nor any of its Subsidiaries has incurred any material liability or obligation, direct or contingent, nor entered into any material transaction; (iv) the Company has not purchased any of its outstanding shares, nor declared, paid or otherwise made any dividend or distribution of any kind on its shares other than ordinary and customary dividends; and (v) there has not been any material adverse change in the shares, short-term debt or long-term debt of the Company.

Section 3.6 Litigation. Except as set forth on Schedule 3.6 or in the SEC Reports, there is no Litigation involving monetary damages in excess of $2,500,000 in the aggregate pending against, or, to the knowledge of the Issuer or any of its Domestic Subsidiaries, threatened against the Issuer, any of its Domestic Subsidiaries or any of their respective properties.

Section 3.7 Ownership of Property. Except as set forth on Schedule 3.7 or in the SEC Reports, the Issuer and each of its Domestic Subsidiaries is the lawful owner of, has good and marketable title to and is in lawful possession of, or has valid leasehold interests in, license to or right to use, all properties and other assets (except for Intellectual Property Rights, which is covered in Schedule 3.17, and real property, which is covered in Schedule 3.18) reported by the Issuer or such Domestic Subsidiary to be owned or leased (as the case may be) by such Person, except (i) for any such properties which are immaterial to the operations of the Issuer’s or such Domestic Subsidiary’s respective business or (ii) as may have been disposed of in the Ordinary Course of Business or otherwise in compliance with the terms hereof.

Section 3.8 No Default. No Event of Default (as defined in the Notes) has occurred and is continuing.

Section 3.9 Labor Matters. There are no strikes or other labor disputes pending or threatened against the Issuer or any of its Domestic Subsidiaries, which could reasonably be expected to have a Material Adverse Effect. Since January 1, 2021, hours worked and payments made to the employees of the Issuer and each of its Domestic Subsidiaries have not been in violation, in any material respect, of the Fair Labor Standards Act or any other applicable Law dealing with such matters. All payments due from the Issuer and its Domestic Subsidiaries, or for which any claim may be made against any of them, on account of wages and employee and retiree health and welfare insurance and other benefits have been paid or accrued as a liability on their books, as the case may be, except as could not reasonably be expected to have a Material Adverse Effect. Any pending strikes and material labor disputes related to any collective bargaining agreements to which the Issuer or any of its Domestic Subsidiaries is a party are set forth on Schedule 3.9 or in the SEC Reports. All material payments due from the Issuer or any of its Domestic Subsidiaries on account of (a) workers’ compensation, employee health plans, social security and welfare insurance and employee income tax source deductions and vacation pay; and (b) the equivalent plans of those specified in subsection (a) in each foreign (non-U.S.) jurisdiction where the Issuer or any such Domestic Subsidiary carries on business, in each case, have been paid in full to date or accrued as a liability on the books of the Issuer and each such Domestic Subsidiary. Neither the Issuer nor any of its Domestic Subsidiaries has any obligation under any collective bargaining agreement which would be reasonably expected to result in a Material Adverse Effect. There is no material organizing activity involving the Issuer or any of its Domestic Subsidiaries by any labor union or group of employees which would be expected to result in a Material Adverse Effect.

Section 3.10 Investment Company. Neither the Issuer nor any of its Domestic Subsidiaries is an “investment company” or a company “controlled” by an “investment company” or a “subsidiary” of an “investment company,” all within the meaning of the Investment Company Act of 1940. The Issuer and its Domestic Subsidiaries are not subject to regulation under the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other federal or state statute, rule or regulation limiting its ability to incur Debt, or which may render its obligations under the Financing Documents unenforceable.

Section 3.11 Margin Regulations. None of the proceeds from the Notes have been or will be used by the Issuer or any Domestic Subsidiary for the purpose of purchasing or carrying any Margin Stock, for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry any Margin Stock or for any other purpose which might cause any of the Notes to be considered a “purpose credit” within the meaning of Regulation T, U or X of the Federal Reserve Board.

Section 3.12 Compliance With Laws; Anti-Terrorism Laws.

(a) Laws Generally. The Issuer and each Subsidiary is in compliance with the requirements of all applicable Laws, except to the extent such noncompliance could not reasonably be expected to have a Material Adverse Effect.

(b) Anti-Terrorism Laws. Neither the Issuer nor any of its Subsidiaries, or, to the knowledge of the Issuer and its Subsidiaries, none of their Affiliates (i) is in violation of any Anti-Terrorism Law, or (ii) is a Blocked Person, or is controlled by a Blocked Person. Neither the Issuer nor any of its Domestic Subsidiaries, or, to the knowledge of the Issuer and its Subsidiaries, none of their Affiliates, (A) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (B) deals in any property or interest in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law. No part of the proceeds of any Notes will be used directly or, to the knowledge of the Issuer and its Subsidiaries, indirectly for any payments to any government official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the FCPA or any other applicable Law dealing with such matters.

Section 3.13 Taxes. Except as set forth on Schedule 3.13 or in the SEC Reports, all federal, state and foreign tax returns, reports and statements required to be filed by or on behalf of the Issuer or any Domestic Subsidiary have been timely filed with the appropriate Governmental Authorities in each jurisdiction in which such returns, reports and statements are required to be filed and, except to the extent subject to a Permitted Contest, all taxes (including sales, employment and real property taxes) and other charges shown to be due and payable in respect thereof or otherwise due from the Issuer or any Domestic Subsidiary in any material amount have been timely paid prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for nonpayment thereof.

Section 3.14 Compliance with ERISA; Foreign Benefit Plans.

(a) ERISA Plans. Schedule 3.14 lists all Pension Plans and Multiemployer Plans of the Issuer and its Domestic Subsidiaries. Except as could not reasonably be expected to have a Material Adverse Effect, each ERISA Plan (and the related trusts and funding agreements) complies in form and in operation with, has been administered in material compliance with, and the terms of each ERISA Plan satisfies, the applicable requirements of ERISA and the Code in all material respects. Each ERISA Plan which is intended to be qualified under Section 401(a) of the Code is so qualified, and the United States Internal Revenue Service has issued a favorable determination letter with respect to each such ERISA Plan which may be relied on currently. Neither the Issuer nor any of its Domestic Subsidiaries has incurred liability for any material excise tax under any of Sections 4971 through 5000 of the Code.

(b) Pension Plans and Multiemployer Plans. During the thirty-six (36) month period prior to making of the Notes, (i) no steps have been taken to terminate any Pension Plan and (ii) no failure to make contributions with respect to any Pension Plan sufficient to give rise to a Lien under the Code has occurred. All amounts required by Code Sections 412 and 430 to be funded by the Issuer or any Domestic Subsidiary or any member of a Controlled Group with respect to a Pension Plan have been made in compliance therewith. No condition exists or event or transaction has occurred with respect to any Pension Plan which could result in the incurrence by the Issuer and Domestic Subsidiaries, taken as a whole, of any liabilities, fines and penalties exceeding $500,000 (excluding, for the avoidance of doubt, current PBGC premiums or other contributions required by ERISA or other applicable Law in the ordinary course). The Issuer and Domestic Subsidiaries, taken as a whole, have not incurred liabilities exceeding $500,000 to the PBGC (other than for current premiums) with respect to any Pension Plan. All contributions (if any) have been made on a timely basis to any Multiemployer Plan that are required to be made by the Issuer, any of its Domestic Subsidiaries or any member of the Controlled Group under the terms of such plan, any collective bargaining agreement, or by applicable Law. Neither the Issuer, any of its Domestic Subsidiaries nor any member of the Controlled Group (A) has withdrawn or partially withdrawn from any Multiemployer Plan, (B) has incurred any withdrawal liability with respect to any such plan, or (C) has received notice of any claim or demand for withdrawal liability or partial withdrawal liability from any such plan (in each case with respect to which there is any unsatisfied withdrawal liability). No member of the Controlled Group has received any written notice that a Multiemployer Plan is in reorganization or termination, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 or Section 431 of the Code, that any such plan is or may be terminated, or that any such plan is or is expected to become insolvent.

(c) With respect to each program, plan or arrangement mandated by a government other than the United States providing for post-employment benefits (each a “Foreign Government Benefit Plan”) and with respect to each employee benefit plan maintained or contributed to by the Issuer or any Domestic Subsidiary that is not subject to Laws of the United States providing for post-employment benefits (each, a “Foreign Plan”), to the Issuer’s and its Domestic Subsidiaries’ knowledge: (i) all employee and employee contributions required by Law or by the terms of any Foreign Government Benefit Plan or any Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices, (ii) the liability of the Issuer or any Domestic Subsidiary with respect to a Foreign Plan is reflected in accordance with normal accounting practices or the financial statements of the Issuer or such Domestic Subsidiary, as the case may be and (iii) each Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities unless in each case under the foregoing clauses (i), (ii) and (iii), the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.15 [Reserved].

Section 3.16 Environmental Compliance.

(a) Hazardous Materials. No Hazardous Materials (i) are currently located on any properties owned, leased or operated by the Issuer or any Domestic Subsidiary in violation of any Environmental Law, except for violations which could not reasonably be expected to have a Material Adverse Effect, or (ii) have been released into the environment, or deposited, discharged, placed or disposed of at, on, under or near any of such properties in a manner that would require the taking of any action by the Issuer or any Domestic Subsidiary under any Environmental Law and have resulted in, or could reasonably be expected to result in, a Material Adverse Effect. No portion of any such property is being used, or to the Issuer’s or its Domestic Subsidiaries’ knowledge, has been used at any previous time, for the disposal, storage, treatment, processing or other handling of Hazardous Materials in material violation of any Environmental Law nor to the Issuer’s or its Domestic Subsidiaries’ knowledge is any such property affected by any Hazardous Materials Contamination, which in each case, would reasonably be expected to result in a Material Adverse Effect. All written notifications of a release of Hazardous Materials required to be filed by or on behalf of the Issuer or any Domestic Subsidiary under any applicable Environmental Law have been filed or are in the process of being timely filed by or on behalf of the Issuer or Domestic Subsidiary, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b) Notices Regarding Environmental Compliance. No written notice, notification, demand, request for information, citation, summons, complaint or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending, or to the Issuer’s or and its Domestic Subsidiaries’ knowledge, threatened by any Governmental Authority or other Person with respect to any (i) alleged violation by the Issuer or any Domestic Subsidiary of any Environmental Law, (ii) alleged failure by the Issuer or any such Domestic Subsidiary to have any Permits required in connection with the conduct of its business or to comply with the terms and conditions thereof, (iii) any generation, treatment, storage, recycling, transportation or disposal of any Hazardous Materials or (iv) release of Hazardous Materials, except in each case of the foregoing to the extent as would not reasonably be expected to have a Material Adverse Effect.

(c) Properties Requiring Remediation. No property now owned or leased by the Issuer or any Domestic Subsidiary and, to the Issuer’s or its Domestic Subsidiaries’ knowledge, no such property previously owned or leased by the Issuer or any such Domestic Subsidiary, to which the Issuer or any such Domestic Subsidiary has, directly or indirectly, transported or arranged for the transportation of any Hazardous Materials, is listed or, to the Issuer’s or any of its Domestic Subsidiaries’ knowledge, proposed for listing, on the National Priorities List promulgated pursuant to SEMS or any state list or is the subject of federal, state or local enforcement actions or other investigations which may lead to claims against the Issuer or any such Domestic Subsidiary for clean-up costs, remedial work, damage to natural resources or personal injury claims, including, but not limited to, claims under CERCLA or RCRA, except, in each case of the foregoing, to the extent as would not reasonably be expected to have a Material Adverse Effect.

(d) Underground Storage Tanks. Neither the Issuer nor any of its Domestic Subsidiaries operates any underground storage tanks on any property owned or leased by the Issuer or any Domestic Subsidiary that are not registered or permitted in accordance with applicable Environmental Laws or that the Issuer or any of its Domestic Subsidiaries is required to monitor, maintain, retrofit, upgrade, investigate, abate, remediate or remove under Environmental Law, except to the extent as could not reasonably be expected to have a Material Adverse Effect.

(e) Environmental Liens. No Liens exist under or pursuant to any applicable Environmental Laws on any real property or other assets owned by the Issuer or any Domestic Subsidiary, and to the Issuer’s or any of its Domestic Subsidiaries’ knowledge no actions by any Governmental Authority have been taken or are in process which could subject any of such properties or assets to such Liens, except to the extent as could not reasonably be expected to have a Material Adverse Effect.

Section 3.17 Intellectual Property. The Company and its Domestic Subsidiaries own or possess adequate enforceable rights to use all patents, patent applications, trademarks (both registered and unregistered), trade names, trademark registrations, service marks, service mark registrations, Internet domain name registrations, copyrights, copyright registrations, licenses and know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures) (collectively, the “Intellectual Property”), necessary for the conduct of their respective businesses as conducted as of the date of this Agreement or the Closing Date, as applicable, except to the extent that the failure to own or possess adequate rights to use such Intellectual Property would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company and its Domestic Subsidiaries have not received any written notice of any claim of infringement or conflict which asserted Intellectual Property rights of others, which infringement or conflict, if the subject of an unfavorable decision, would result in a Material Adverse Effect. There are no pending, or to the Company’s Knowledge, threatened judicial proceedings or interference proceedings challenging the Company’s or any of its Domestic Subsidiaries’ rights in or to or the validity of the scope of any of the Company’s or its Domestic Subsidiaries’ Intellectual Property. No other Person has any right or claim in any of the Company’s or any of its Domestic Subsidiaries’ Intellectual Property by virtue of any contract, license or other agreement entered into between such Person and the Company or any of its Domestic Subsidiaries or by any non-contractual obligation, other than by written licenses granted by the Company or any of its Domestic Subsidiaries. Neither the Company nor any of its Domestic Subsidiaries has received any written notice of any claim challenging the rights of the Company or any of its Domestic Subsidiaries in or to any Intellectual Property owned, licensed or optioned by the Company or any of its Domestic Subsidiaries, which claim, if the subject of an unfavorable decision, would result in a Material Adverse Effect.

Section 3.18 Real Property Interests. As of the Closing Date, except as set forth on Schedule 3.18 or in the SEC Reports, neither the Issuer nor any Domestic Subsidiary has any ownership, leasehold or other possessory interest in real property. As of the Closing Date, Schedule 3.18 sets forth, with respect to each parcel of real estate owned or leased by the Issuer or any Domestic Subsidiary, the street address of each such parcel.

Section 3.19 Insurance. Except as set forth on Schedule 3.19 or in the SEC Reports, the properties of the Issuer and its Domestic Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Issuer or its Domestic Subsidiaries in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in locations where the Issuer and its Subsidiaries operate.

Section 3.20 Bank Accounts. Set forth on Schedule 3.20 is a listing of all of the deposit accounts, securities accounts, commodities accounts or other similar accounts of the Issuer and each Domestic Subsidiary maintained by the Issuer and such Domestic Subsidiaries as of the Closing Date.

Section 3.21 SEC Reports. Since March 31, 2026 (the “Most Recent 10-K Filing Date”), the Company has timely filed all reports, schedules, forms, statements and other documents required to be filed with or furnished to the Commission by the Company under the Securities Act or the Exchange Act, including those required to be filed with or furnished to the Commission under Section 13(a) or Section 15(d) of the Exchange Act. As of the date of this Agreement or the Closing Date, as applicable, no Subsidiary of the Company is required to file or furnish any report, schedule, registration, form, statement, information or other document with the Commission. As of its filing date (or, if amended or superseded by a filing prior to the Signing Date or the Closing Date, as applicable, on the date of such amended or superseded filing), each SEC Reports filed with or furnished to the Commission complied in all material respects with the requirements of the Securities Act or the Exchange Act, as applicable, and other federal, state and local laws, rules and regulations applicable to it, and, as of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, as applicable, on the date of such amended or superseded filing), such SEC Report did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each SEC Report to be filed with or furnished to the Commission after the date of this Agreement or the Closing Date, as applicable, when such document is filed with or furnished to the Commission and, if applicable, when such document becomes effective, as the case may be, shall comply in all material respects with the requirements of the Securities Act or the Exchange Act, as applicable, and other federal, state and local laws, rules and regulations applicable to it, and shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. There are no outstanding or unresolved comments received by the Company from the Commission. The Commission has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Company under the Securities Act or the Exchange Act

Section 3.22 Disagreements. There are no material disagreements of any kind presently existing, or reasonably anticipated by the Company to arise, between the Company and the accountants and lawyers formerly or presently employed by the Company and the Company is current with respect to any material fees owed to its accountants and lawyers which could adversely affect the Company’s ability to perform any of its obligations under any of the Transaction Documents

Section 3.23 Debt. Set forth on Schedule 3.23 or in the SEC Reports is a true and complete list of all Debt of the Issuer and such Schedule accurately sets forth the aggregate principal amount of such Debt as of the Signing Date.

Section 3.24 Treatment of Obligations. All Obligations including those to pay principal of and interest (including post-petition interest, whether or not allowed as a claim under bankruptcy or similar laws) on the Notes and other Obligations, and fees and expenses in connection therewith, shall constitute “Senior Indebtedness” or similar term relating to the Obligations and all such Obligations shall be entitled to the benefits of the subordination provisions created by any subordination agreement subordinating any Debt permitted hereunder to the Obligations in accordance with the terms hereof.

Section 3.25 Material Non-Public Information. All material non-public information regarding the Issuer or any Domestic Subsidiary that has been disclosed to the Purchasers on or prior to the date hereof, has been disclosed, or will be disclosed, in the 8-K filing to be made by the Issuer prior to the commencement of trading on the first Trading Day following the date hereof.

Section 3.26 Private Offering. Assuming the accuracy of the Purchaser’s representations and warranties contained in Article 13, no registration of the Notes pursuant to the provisions of the Securities Act or state securities or “blue sky” laws or any other applicable law will be required for the offer, sale or issuance of the Notes by the Issuer to the Purchasers pursuant to this Agreement.

Section 3.27 Sanctions; Anti-Corruption.

(a) Neither the Issuer nor any of its Subsidiaries, nor, to the knowledge of the Issuer or any Subsidiary, any employee, agent, or affiliate of the Issuer or any of its Domestic Subsidiaries is an individual or entity (“person”) that is, or is owned or controlled by persons that are: (i) the subject of any sanctions administered or enforced by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, the Government of Canada, His Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”), or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions (including Crimea, Cuba, Iran, North Korea, Syria and the Donetsk/Luhansk/Zaporizhzhia/Kherson regions of Ukraine).

(b) The Issuer, its Domestic Subsidiaries and their respective directors and officers and, to the knowledge of the Issuer and any Domestic Subsidiary, any employees and the agents of the Issuer and its Domestic Subsidiaries, are in compliance with all applicable Sanctions and with the FCPA and any other applicable anti-corruption law. The Issuer and their Domestic Subsidiaries have instituted and maintain policies and procedures designed to ensure continued compliance with applicable Sanctions, the FCPA, and any other applicable anti-corruption laws.

Section 3.28 Filings, Consents and Approvals. To the Issuer’s knowledge, the Issuer is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance by the Issuer of the Transaction Documents, other than those that have been or will be obtained.

Section 3.29 Issuance of the Securities. The Notes have been duly authorized and, when issued and paid for in accordance with the applicable Transaction Documents, will constitute valid and binding obligations of the Issuer, enforceable against the Issuer in accordance with their respective terms except as enforcement thereof may be limited by applicable laws relating to bankruptcy, insolvency, fraudulent conveyance and other similar laws and by general equitable principles. The Underlying Shares have been duly authorized and when issued in accordance with the terms of the Transaction Documents, will be validly issued, fully paid and nonassessable, free and clear of all Liens imposed by the Issuer other than restrictions on transfer provided for in the Transaction Documents.

Section 3.30 Listing and Maintenance Requirements. The Common Stock is registered pursuant to Section 12(b) or 12(g) of the Exchange Act, and the Issuer has taken no action designed to, or which to its knowledge is likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act nor has the Issuer received any notification that the Commission is contemplating terminating such registration. Except as set forth on Schedule 3.30 or in the SEC Reports, the Issuer is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with all such listing and maintenance requirements. The Common Stock is currently eligible for electronic transfer through the Depository Trust Company or another established clearing corporation and the Issuer is current in payment of the fees to the Depository Trust Company (or such other established clearing corporation) in connection with such electronic transfer.

Section 3.31 [Reserved].

Section 3.32 No Integrated Offering. Assuming the accuracy of the Purchasers’ representations and warranties set forth in Article 13, other than the April 2026 A&R SPA (as defined in the Notes) and the April 2026 SPA (as defined in the Notes), neither the Issuer, nor any of its Affiliates, nor any Person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause this offering of the Securities to be integrated with prior offerings by the Issuer for purposes of (i) the Securities Act which would require the registration of any such securities under the Securities Act, or (ii) any applicable stockholder approval provisions of any Trading Market on which any of the securities of the Issuer are listed or designated.

Section 3.33 Acknowledgment Regarding Purchasers’ Purchase of Securities. The Issuer acknowledges and agrees that each of the Purchasers is acting solely in the capacity of an arm’s length purchaser with respect to the Transaction Documents and the transactions contemplated thereby. The Issuer further acknowledges that no Purchaser is acting as a financial advisor or fiduciary of the Issuer (or in any similar capacity) with respect to the Transaction Documents and the transactions contemplated thereby and any advice given by any Purchaser or any of their respective representatives or agents in connection with the Transaction Documents and the transactions contemplated thereby is merely incidental to the Purchasers’ purchase of the Securities. The Issuer further represents to each Purchaser that the Issuer’s decision to enter into this Agreement and the other Transaction Documents has been based solely on the independent evaluation of the transactions contemplated hereby by the Issuer and its representatives.

Section 3.34 Acknowledgment Regarding Purchaser’s Trading Activity. Anything in this Agreement or elsewhere herein to the contrary notwithstanding, it is understood and acknowledged by the Issuer that: (i) none of the Purchasers has been asked by the Issuer to agree, nor has any Purchaser agreed, to desist from purchasing or selling, long and/or short, securities of the Issuer, or “derivative” securities based on securities issued by the Issuer or to hold the Securities for any specified term, (ii) past or future open market or other transactions by any Purchaser, specifically including, without limitation, Short Sales (as defined in Regulation SHO) or “derivative” transactions, before or after the closing of this or future private placement transactions, may negatively impact the market price of the Issuer’s publicly-traded securities, (iii) any Purchaser, and counter-parties in “derivative” transactions to which any such Purchaser is a party, directly or indirectly, may presently have a “short” position in the Common Stock and (iv) each Purchaser shall not be deemed to have any affiliation with or control over any arm’s length counter-party in any “derivative” transaction by virtue of this Agreement. The Issuer further understands and acknowledges that (y) one or more Purchasers may engage in hedging activities at various times during the period that the Securities are outstanding, including, without limitation, during the periods that the value of the Underlying Shares deliverable with respect to Securities are being determined, and (z) such hedging activities (if any) could reduce the value of the existing stockholders’ equity interests in the Issuer at and after the time that the hedging activities are being conducted. The Issuer acknowledges that such aforementioned hedging activities do not constitute a breach of any of the Transaction Documents.

Section 3.35 Regulation M Compliance. The Issuer has not, and to its knowledge no one acting on its behalf has, (i) taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Issuer to facilitate the sale or resale of any of the Securities, (ii) sold, bid for, purchased, or paid any compensation for soliciting purchases of, any of the Securities, or (iii) paid or agreed to pay to any Person any compensation for soliciting another to purchase any other securities of the Issuer, other than, in the case of clauses (ii) and (iii), compensation paid to the Placement Agent in connection with the placement of the Securities.

Article 4
AFFIRMATIVE COVENANTS

Until all Obligations have been Paid in Full, the Issuer agrees:

Section 4.1 Financial Statements and Other Reports. Upon the prior written request of any Purchaser with respect to any of the items referred to below (provided that, to the extent, any such information is material, non-public information, such Purchaser shall have agreed in writing with the Issuer to keep such information confidential pursuant to terms acceptable to the Issuer in its reasonable discretion (it being understood that no such confidentiality arrangement shall include an obligation to publicly disclose such information without the Issuer’s consent exercised in its sole discretion) and otherwise such item shall not be required to be delivered or may otherwise be redacted by the Issuer), to deliver to the Purchasers:

(a) [Reserved].

(b) Quarterly Financial Statements. Within sixty (60) days after the end of any Fiscal Quarter ending after the Closing Date (so long as the request therefor is received by the last day of such Fiscal Quarter, otherwise promptly thereafter), a consolidated balance sheet of the Issuer and its Subsidiaries as at the end of such Fiscal Quarter, and the related consolidated statements of operations and cash flows for such Fiscal Quarter, and for the portion of the Fiscal Year then ended together with in comparative form, the figures for the corresponding periods of the previous Fiscal Year, all in reasonable detail and in the case of such financial statements certified by a Responsible Officer of the Issuer as fairly presenting in all material respects the financial condition and results of operations of the Issuer and its Subsidiaries and as having been prepared in accordance with GAAP applied on a basis consistent with the financial statements of the Issuer, subject to changes resulting from normal year-end adjustments and the absence of footnote disclosures. Any such financial statements that the Issuer files with the Commission via EDGAR shall be deemed to have been delivered to the Purchasers.

(c) Annual Financial Statements. Within one hundred twenty (120) days after the end of the Fiscal Year ending December 31, 2026 and for each Fiscal Year thereafter, a consolidated balance sheet of the Issuer and its Subsidiaries as of the end of such Fiscal Year and the related consolidated statements of operations, owners’ equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, audited by an independent public accountant of nationally recognized standing or other independent public accountants (the “Accountants”); and, which report shall state that such financial statements fairly present, in all material respects, the financial position, on a consolidated basis, of the Issuer and its Subsidiaries as of the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such Accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards. Any such financial statements that the Issuer files with the Commission via EDGAR shall be deemed to have been delivered to the Purchasers.

(d) [Reserved].

(e) Regulatory Filing Information. Promptly upon their becoming available, copies of (i) all financial statements, material reports, material notices and proxy statements sent or made available generally by the Issuer to its security holders, (ii) all regular and periodic reports and all registration statements and prospectuses publicly filed by the Issuer with any securities exchange or with the Commission or any successor, and (iii) all press releases and other statements made available generally by the Issuer concerning material developments in the business of the Issuer.

(f) Notices of Material Events. Promptly upon any officer of the Issuer obtaining knowledge, (i) of the existence of any Event of Default or Default, (ii) of the institution or threat of any Litigation seeking equitable relief or involving an alleged liability of the Issuer or Domestic Subsidiary in excess of $2,500,000 or (iii) any event or occurrence default which could reasonably be expected to have a Material Adverse Effect.

(g) [Reserved].

(h) Governmental Reports and Notices. Promptly upon receipt or filing thereof, copies of any reports or notices related to any matter which could reasonably be expected to have a Material Adverse Effect which are received by the Issuer or any Domestic Subsidiary from, or filed by the Issuer or any Domestic Subsidiary with, any Governmental Authority.

(i) Notices with Respect to Other Debt. Promptly upon receipt or delivery thereof, as applicable, copies of default notices, amendments and other material deliverables (other than in the ordinary course of business) which the Issuer delivers to or receives from any lender or credit provider under any material Debt of the Issuer.

(j) Issuer Information. With reasonable promptness, such other information and data with respect to the Issuer or any Domestic Subsidiary as from time to time may be reasonably requested by any Purchaser.

Notwithstanding anything to the contrary herein, nothing in any Financing Document shall require Issuer, or any of its Subsidiaries to provide information to any Purchaser (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) the disclosure of which is prohibited by applicable Law, (iii) that is subject to attorney client or similar privilege or constitutes attorney work product or (iv) the disclosure of which is restricted by a binding non-disclosure agreement or other contractual restriction owed to a third party that is not an Affiliate.

Any such document or report that the Issuer files with the Commission via EDGAR or otherwise makes publicly available on its website shall be deemed to be delivered with the Purchasers for purposes of this Section 4.1 at the time such documents are filed via EDGAR or posted to such website as long as, with respect to documents or reports posted on the Issuer’s website, the Issuer has notified each Purchaser that such filing has been made.

Section 4.2 Payment and Performance of Obligations. The Issuer (a) will pay and discharge, and cause each Subsidiary to pay and discharge, at or before maturity, all of its respective material Tax liabilities and similar governmental obligations, except for such obligations and/or liabilities that may be the subject of a Permitted Contest or as set forth on Schedule 3.13, and (b) will not breach or permit any Subsidiary to breach, or permit to exist any default under, the terms of any lease, license, commitment, contract or instrument to which it is a party, or by which its properties or assets are bound, except for such breaches or defaults which could not reasonably be expected to have a Material Adverse Effect.

Section 4.3 Maintenance of Existence. The Issuer will preserve, renew and keep in full force and effect, and will cause each Subsidiary to preserve, renew and keep in full force and effect, (a) its legal existence (other than in connection with a transaction expressly permitted pursuant to Section 5.7) and (b) all rights, privileges and franchises necessary in the normal conduct of business, other than, in the case of this clause (b), (i) in connection with a transaction expressly permitted pursuant to Section 5.7 or (ii) where a failure to do so would not reasonably be expected to result in a Material Adverse Effect.

Section 4.4 Maintenance of Property; Insurance.

(a) Maintenance of Property. The Issuer will keep, and will cause each Subsidiary to keep, all property necessary in its business in good working order and condition (ordinary wear and tear, casualty and condemnation excepted), except to the extent the failure to do so has not resulted in, or could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b) [Reserved].

(c) [Reserved].

(d) [Reserved].

Section 4.5 Compliance with Laws. The Issuer will comply, and cause each Subsidiary to comply, with the requirements of all applicable Laws, except to the extent that failure to so comply could not reasonably be expected to have a Material Adverse Effect.

Section 4.6 Inspection of Property, Books and Records, Appraisals; Account Verifications. The Issuer will keep, and will cause each Domestic Subsidiary to keep, proper books of record and account in accordance, in all material respects, with GAAP in which full, true and correct entries in all material respects shall be made of all dealings and transactions in relation to its business and activities. The Issuer will permit, and will cause each Subsidiary to permit during normal business hours following reasonable advance notice (during the continuance of an Event of Default, no such notice shall be required), at the sole cost of the Issuer, representatives of any Purchaser (which may be accompanied by representatives of such Purchaser) to visit and inspect any of their respective properties, to examine and make abstracts or copies from any of their respective books and records, to conduct collateral audits, physical inspections and analyses of their respective assets and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants; provided that (a) excluding any such visits and inspections during the continuation of an Event of Default, a Purchaser shall not exercise such rights more often than two (2) times during any calendar year absent the continuation of an Event of Default and only one (1) such time shall be at the Issuer’s expense and (b) when an Event of Default is continuing, a Purchaser may do any of the foregoing at the expense of the Issuer. In addition to the foregoing, from time to time, if a Purchaser reasonably determines in good faith that obtaining appraisals is necessary in order for any Purchaser to comply with applicable Laws or regulations, and at any time if an Event of Default shall have occurred and be continuing, such Purchaser may, at the sole cost of the Issuer require the Issuer to obtain and deliver to the Purchasers appraisal reports in form and substance and from appraisers reasonably satisfactory to the requesting Purchaser stating the then current market values of all or any portion of the real estate and personal property owned by the Issuer and its Subsidiaries.

Section 4.7 Use of Proceeds.

(a) The Issuer will use the proceeds of the Notes solely (a) to pay transaction fees and expenses incurred in connection with the consummation of the transactions contemplated by this Agreement and (b) for general working capital purposes and other corporate purposes.

(b) Without limiting the generality of Section 4.7(a) above, neither the Issuer nor any Subsidiary of the Issuer, intends to use nor shall they use any portion of the proceeds of the Notes, directly or, to such Person’s knowledge, indirectly, for any purpose in violation of the Trading with the Enemy Act or to purchase or carry, or to reduce or refinance any Debt incurred to purchase or carry, any margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System) or for any related purpose governed by Regulations T, U or X of the Board of Governors of the Federal Reserve System.

Section 4.8 [Reserved].

Section 4.9 Sanctions; Anti-Corruption Laws. The Issuer will maintain in effect policies and procedures designed to promote compliance by the Issuer and its Subsidiaries, and their respective directors, officers, employees, and agents with applicable Sanctions and with the FCPA, CFPOA and any other applicable anti-corruption laws.

Section 4.10 [Reserved].

Section 4.11 Further Assurances. The Issuer will, and will cause each Domestic Subsidiary, at their own cost and expense, to promptly and duly take, execute, acknowledge and deliver all such further acts, documents and assurances as may from time to time be reasonably necessary or as the Required Purchasers may from time to time reasonably request in order to carry out the intent and purposes of the Financing Documents and the transactions contemplated thereby, including all such actions to establish, create, preserve, protect and perfect a Lien in favor of the Purchaser on the Holder Control Account) in accordance with the terms of this Agreement, the Controlled Account Agreement and the other Financing Documents.

Section 4.12 Post-Closing Deliverables. In order to induce the Purchasers to consummate the transactions contemplated by this Agreement, the following documents and/or actions shall be taken, executed and/or delivered no later than the respective dates set forth below:

(a) Quarterly Reports; Annual Report. The Issuer shall timely file its Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2026, June 30, 2026, and September 30, 2026, and its Annual Report on Form 10-K for the fiscal year ended December 31, 2026, in each case, within the period prescribed by the Exchange Act, including any extensions permitted pursuant to Rule 12b-25.

(b) Registration Statement.

(i) As soon as practicable after the Closing Date, and in any event within forty-five (45) days of the Closing Date (the “Filing Deadline”), the Company shall file a registration statement on Form S-3 or, if not available to the Company, such other appropriate available form, providing for the resale by the Purchasers of 200% of the number of shares of Common Stock underlying the Notes (assuming the conversion in full of the Notes at the Floor Price (as defined in the Notes)) (the “Registration Statement”). The Company shall cause such registration to be declared effective on or prior to the date that is one hundred five (105) days after the Closing Date (the “Effectiveness Deadline”). The Company will not file any other registration statements until the Registration Statement contemplated by this Section 4.12(b) is declared effective by the Commission.

(ii) In the event the Company fails to file the Registration Statement required by the Filing Deadline, or if the Registration Statement is not declared effective by the Commission by the Effectiveness Deadline, or if after the Registration Statement has been declared effective it ceases to be effective or the Purchasers are otherwise unable to utilize the prospectus therein to resell their Underlying Shares at any time during the period the registration statement is required to be kept effective (each such event, a “Registration Default”), the Company shall pay to each Purchaser, as liquidated damages and not as a penalty, an amount equal to one percent (1.0%) of the aggregate purchase price paid by such Purchaser for the Securities then held by such Purchaser for each thirty (30)-day period (or pro rata portion thereof) during which the Registration Default continues, payable in cash within five (5) business days after the end of each such thirty (30)-day period. The parties agree that the liquidated damages provided for in this Section represent a reasonable estimate of the damages that may be incurred by the Purchasers by reason of any such Registration Default. Notwithstanding the foregoing, in no event shall the aggregate amount of liquidated damages payable to any Purchaser exceed nine percent (9%) of the aggregate purchase price paid by such Purchaser for the Securities. The payment of liquidated damages shall not relieve the Company from its obligations to file or cause the effectiveness of the Registration Statement or to otherwise comply with its obligations under this Section 4.12, and shall not limit any Purchasers’ rights to pursue any other remedies available at law or in equity.

(iii) The Company shall maintain the effectiveness of the Registration Statement at all times until no Purchaser holds any Securities (the “Effectiveness Period”). During the Effectiveness Period, the Company shall not suspend the use of, or cause the prospectus included in the Registration Statement to be unavailable for resales of Underlying Shares by the Purchasers pursuant to such Registration Statement, except in connection with a bona fide business purpose where the Board of Directors of the Company has determined in good faith that the continued availability of such Registration Statement would require the disclosure of material non-public information the premature disclosure of which would materially and adversely affect the Company (each such period, a “Suspension Period”). In connection with any Suspension Period, the following limitations shall apply:

a. The Company shall provide written notice to each Purchaser within one (1) business day of the commencement of a Suspension Period, which notice need not specify the nature of the material non-public information giving rise to such Suspension Period (a “Suspension Notice”). The Company shall also provide written notice to each Purchaser within one (1) business day of the termination of a Suspension Period.

b. No single Suspension Period shall exceed fifteen (15) consecutive days.

c. The aggregate number of trading days covered by all Suspension Periods during any twelve (12)-month period shall not exceed thirty (30) days.

d. There shall be no more than two (2) Suspension Periods during any twelve (12)-month period.

e. The Company shall use its best efforts to terminate any Suspension Period as promptly as practicable.

f. In the event that any Suspension Period exceeds the limitations set forth in clauses (b), (c), or (d) above, such excess period shall constitute a Registration Default for purposes of the liquidated damages provisions set forth herein.

Section 4.13 Register; Transfer Agent Instructions; Legend.

(a) Register. The Company shall maintain at its principal executive offices (or such other office or agency of the Company as it may designate by notice to each holder of Securities), a register for the Notes in which the Company shall record the name and address of the Person in whose name the Notes have been issued (including the name and address of each transferee), the principal amount of the Notes held by such Person and the number of Underlying Shares issuable pursuant to the terms of the Notes held by such Person. The Company shall keep the register available during business hours for inspection of any Purchaser or its legal representatives upon their reasonable request.

(b) Legends. Each Purchaser understands that the Securities have been issued pursuant to an exemption from registration or qualification under the Securities Act and applicable state securities laws, and except as set forth below, the Securities shall bear any legend as required by the “blue sky” laws of any state and a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of such stock certificates):

NEITHER THE ISSUANCE AND SALE OF THIS SECURITY NOR THE SECURITIES INTO WHICH THIS SECURITY ARE CONVERTIBLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL TO THE HOLDER (IF REQUESTED BY THE COMPANY), IN A FORM REASONABLY ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD OR ELIGIBLE TO BE SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

(c) Removal of Legends. Certificates or other documents evidencing Securities shall not be required to contain the legend set forth in Section 4.13(b) above or any other legend (i) while a registration statement covering the resale of such Securities is effective under the Securities Act, (ii) following any sale of such Securities pursuant to Rule 144 (as defined below) (assuming the transferor is not an affiliate of the Company), (iii) if such Securities are eligible to be sold, assigned or transferred under Rule 144 ((provided that a Purchaser provides the Company with reasonable assurances that such Securities are eligible for sale, assignment or transfer under Rule 144 which shall not include an opinion of the Purchaser’s counsel, but may include customary Rule 144 investor and broker representation letters), (iv) in connection with a sale, assignment or other transfer (other than under Rule 144), provided that such Purchaser provides the Company with an opinion of counsel to such Purchaser, in a generally acceptable form, to the effect that such sale, assignment or transfer of the Securities may be made without registration under the applicable requirements of the Securities Act or (v) if such legend is not required under applicable requirements of the Securities Act (including, without limitation, controlling judicial interpretations and pronouncements issued by the Commission). If a legend is not required pursuant to the foregoing, the Company shall no later than one (1) Trading Day (or such earlier date as required pursuant to the 1934 Act or other applicable law, rule or regulation for the settlement of a trade initiated on the date such Purchaser delivers such legended certificate representing such Securities to the Company) following the delivery by a Purchaser to the Company or the Company’s Transfer Agent (with notice to the Company) of a legended certificate or entry representing such Securities (endorsed or with stock powers attached, signatures guaranteed, and otherwise in form necessary to affect the reissuance and/or transfer, if applicable), together with any other deliveries from such Purchaser as may be required above in this Section 4.13(c), as directed by such Purchaser, either: (A) provided that the Transfer Agent is participating in The Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program (“FAST”) and such Securities are Underlying Shares, credit the aggregate number of shares of Common Stock to which such Purchaser shall be entitled to such Purchaser’s or its designee’s balance account with DTC through its Deposit/Withdrawal at Custodian system or (B) if the Transfer Agent is not participating in FAST, issue and deliver (via reputable overnight courier) to such Purchaser, a certificate or other documentation representing such Securities that is free from all restrictive and other legends, registered in the name of such Purchaser or its designee (the date by which such credit is so required to be made to the balance account of such Purchaser’s or such Purchaser’s designee with DTC or such certificate is required to be delivered to such Purchaser pursuant to the foregoing is referred to herein as the “Required Delivery Date”, and the date such shares of Common Stock are actually delivered without restrictive legend to such Purchaser or such Purchaser’s designee with DTC, as applicable, the “Share Delivery Date”). The Company shall be responsible for any transfer agent fees or DTC fees with respect to any issuance of Securities or the removal of any legends with respect to any Securities in accordance herewith. Any fees (with respect to the Transfer Agent, counsel to the Company or otherwise) associated with the issuance of such opinion or the removal of any legends on any of the Securities shall be borne by the Company. For the avoidance of doubt, if all or any portion of a Note is converted when there is an effective registration statement (including the Registration Statement) to cover the resale of the Underlying Shares or if such Underlying Shares may be sold under Rule 144 without volume or manner-of-sale restrictions, then such Underlying Shares shall be issued free of all legends. The Company shall cause its outside legal counsel to deliver a standing legal opinion to the Company’s transfer agent for the issuance of the Underlying Shares free of all legends in accordance with this Section 4.13(c).

(d) Failure to Timely Deliver; Buy-In. If the Company fails, for any reason or for no reason, to issue and deliver (or cause to be delivered) to a Purchaser (or its designee) by the Required Delivery Date, either (i) if the Transfer Agent is not participating in FAST, a certificate for the number of Underlying Shares to which such Purchaser is entitled and register such Underlying Shares on the Company’s share register or, if the Transfer Agent is participating in FAST, to credit the balance account of such Purchaser or such Purchaser’s designee with DTC for such number of Underlying Shares submitted for legend removal by such Purchaser pursuant to Section 4.13(c) above or (ii) if a registration statement declared effective after the date hereof and covering the resale of the Underlying Shares submitted for legend removal by such Purchaser pursuant to Section 4.13(c) above (the “Unavailable Shares”) is not available for the resale of such Unavailable Shares and the Company fails to promptly (x) so notify such Purchaser and (y) deliver the Underlying Shares electronically without any restrictive legend by crediting such aggregate number of Underlying Shares submitted for legend removal by such Purchaser pursuant to Section 4.13(c) above to such Purchaser’s or its designee’s balance account with DTC through its Deposit/Withdrawal At Custodian system (the event described in the immediately foregoing clause (ii) is hereinafter referred as a “Notice Failure” and together with the event described in clause (i) above, a “Delivery Failure”), then, in addition to all other remedies available to such Purchaser, the Company shall pay in cash to such Purchaser on each day after the Required Delivery Date and during such Delivery Failure an amount equal to 1% of the product of (A) the sum of the number of shares of Common Stock not issued to such Purchaser on or prior to the Required Delivery Date and to which such Purchaser is entitled, and (B) the lowest Closing Bid Price (as defined in the Notes) of the Common Stock of any Trading Day during the period beginning on the applicable Required Delivery Date and ending on the applicable Share Delivery Date. In addition to the foregoing, if on or prior to the Required Delivery Date either (I) if the Transfer Agent is not participating in FAST, the Company shall fail to issue and deliver a certificate to a Purchaser and register such shares of Common Stock on the Company’s share register or, if the Transfer Agent is participating in FAST, credit the balance account of such Purchaser or such Purchaser’s designee with DTC for the number of shares of Common Stock to which such Purchaser submitted for legend removal by such Purchaser pursuant to Section 4.13(c) above or (II) a Notice Failure occurs, and if on or after such Trading Day such Purchaser purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by such Purchaser of shares of Common Stock submitted for legend removal by such Purchaser pursuant to Section 4.13(c) above that such Purchaser is entitled to receive from the Company (a “Buy-In”), then the Company shall, within two (2) Trading Days after such Purchaser’s request and in such Purchaser’s discretion, either (x) pay cash to such Purchaser in an amount equal to such Purchaser’s total purchase price (including brokerage commissions and other out-of-pocket expenses, if any, for the shares of Common Stock so purchased) (the “Buy-In Price”), at which point the Company’s obligation to so deliver such certificate or credit such Purchaser’s balance account shall terminate and such shares shall be cancelled, or (y) promptly honor its obligation to so deliver to such Purchaser a certificate or certificates or credit the balance account of such Purchaser or such Purchaser’s designee with DTC representing such number of shares of Common Stock that would have been so delivered if the Company timely complied with its obligations hereunder and pay cash to such Purchaser in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of Underlying Shares that the Company was required to deliver to such Purchaser by the Required Delivery Date multiplied by (B) the lowest Closing Bid Price of the Common Stock on any Trading Day during the period commencing on the date of the delivery by such Purchaser to the Company of the applicable Underlying Shares and ending on the date of such delivery and payment under this clause (y). Nothing shall limit such Purchaser’s right to pursue any other remedies available to it hereunder, at law or in equity, including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing shares of Common Stock (or to electronically deliver such shares of Common Stock) as required pursuant to the terms hereof. Notwithstanding anything herein to the contrary, with respect to any given Notice Failure and/or Delivery Failure, this Section 4.13(d) shall not apply to the applicable Purchaser to the extent the Company has already paid such amounts in full to such Purchaser with respect to such Notice Failure and/or Delivery Failure, as applicable, pursuant to the analogous sections of the Note held by such Purchaser.

(e) [Reserved].

Section 4.14 Acknowledgment of Dilution. The Issuer acknowledges that the issuance of the Securities may result in dilution of the outstanding shares of Common Stock, which dilution may be substantial under certain market conditions. The Issuer further acknowledges that its obligations under the Transaction Documents, including, without limitation, its obligation to issue the Underlying Shares pursuant to the Transaction Documents, are unconditional and absolute and not subject to any right of set off, counterclaim, delay or reduction, regardless of the effect of any such dilution or any claim the Issuer may have against any Purchaser and regardless of the dilutive effect that such issuance may have on the ownership of the other stockholders of the Issuer.

Section 4.15 Furnishing of Information; Public Information.

(a) The Issuer covenants to use commercially reasonable efforts to maintain the registration of the Common Stock under Section 12(b) or 12(g) of the Exchange Act and to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Issuer after the date hereof pursuant to the Exchange Act even if the Issuer is not then subject to the reporting requirements of the Exchange Act.

Section 4.16 Integration Conversion and Exercise Procedures. Each of the form of Notice of Conversion included in the Notes sets forth the totality of the procedures required of the Purchasers in order to convert the Notes. Without limiting the preceding sentences, no ink-original Notice of Conversion shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of Notice of Conversion form be required in order to convert the Notes. No additional legal opinion, other information or instructions shall be required of the Purchasers to convert their Notes. The Issuer shall honor conversions of the Notes and shall deliver Underlying Shares in accordance with the terms, conditions and time periods set forth in the Transaction Documents.

Section 4.17 [Reserved].

Section 4.18 Securities Laws Disclosure; Publicity. The Issuer shall, on or prior to 5:30 p.m., Eastern Time, on the first (1st) Trading Day following the date hereof, file a Current Report on Form 8-K, including the Transaction Documents as exhibits thereto, with the Commission. From and after the filing of such Current Report on Form 8-K, the Issuer represents to the Purchasers that it shall have publicly disclosed all material, non-public information delivered to any of the Purchasers by the Issuer or any of its Subsidiaries, or any of their respective officers, directors, employees, Affiliates or agents in connection with the transactions contemplated by the Transaction Documents. In addition, effective upon the filing of such Current Report on Form 8-K, the Issuer acknowledges and agrees that any and all confidentiality or similar obligations under any agreement, whether written or oral, between the Issuer, any of its Subsidiaries or any of their respective officers, directors, agents, employees, Affiliates or agents, on the one hand, and any of the Purchasers or any of their Affiliates on the other hand, shall terminate and be of no further force or effect. The Issuer understands and confirms that each Purchaser shall be relying on the foregoing covenant in effecting transactions in securities of the Issuer. The Issuer and each Purchaser shall consult with each other in issuing any press releases with respect to the transactions contemplated hereby, and neither the Issuer nor any Purchaser shall issue any such press release nor otherwise make any such public statement without the prior consent of the Issuer, with respect to any press release of any Purchaser, or without the prior consent of each Purchaser, with respect to any press release of the Issuer, which consent shall not unreasonably be withheld or delayed, except if such disclosure is required by law or requested by a governmental authority or self-regulatory organization, in which case the disclosing party shall promptly provide the other party with prior notice of such public statement or communication. Notwithstanding the foregoing, the Issuer shall not publicly disclose the name of any Purchaser, or include the name of any Purchaser in any filing with the Commission or any regulatory agency or Trading Market, without the prior written consent of such Purchaser, except (a) as required by federal securities law in connection with (i) any registration statement under the Securities Act and (ii) the filing of final Transaction Documents with the Commission and (b) to the extent such disclosure is required by law or Trading Market regulations or requested by a governmental authority or self-regulatory organization, in which case the Issuer shall provide the Purchasers with prior notice of such disclosure permitted under this clause (b) and reasonably cooperate with such Purchaser regarding such disclosure.

Section 4.19 Shareholder Rights Plan. No claim will be made or enforced by the Issuer or, with the consent of the Issuer, any other Person, that any Purchaser is an “Acquiring Person” under any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or similar anti-takeover plan or arrangement in effect or hereafter adopted by the Issuer, or that any Purchaser could be deemed to trigger the provisions of any such plan or arrangement, by virtue of receiving Securities under the Transaction Documents or under any other agreement between the Issuer and the Purchasers.

Section 4.20 Non-Public Information. Except with respect to the material terms and conditions of the transactions contemplated by the Transaction Documents, which shall be disclosed pursuant to Section 4.18, and as otherwise provided in this Agreement including Section 4.1 and Section 4.24, the Issuer covenants and agrees that neither it, nor any other Person acting on its behalf will provide any Purchaser or its agents or counsel with any information that constitutes, or the Issuer reasonably believes constitutes, material non-public information, unless prior thereto such Purchaser shall have consented in writing to the receipt of such information and agreed in writing with the Issuer to keep such information confidential. The Issuer understands and confirms that each Purchaser shall be relying on the foregoing covenant in effecting transactions in securities of the Issuer.

Section 4.21 Reservation and Listing of Securities.

(a) The Issuer shall reserve for each Purchaser from its duly authorized shares of Common Stock a number of shares of Common Stock, as mutually agreed between such Purchaser and the Company, for issuance pursuant to the Transaction Documents.

(b) If, on any date, the number of authorized but unissued (and otherwise unreserved) shares of Common Stock is less than the Required Maximum on such date, then the Board of Directors shall use commercially reasonable efforts to hold two special meetings of shareholders (which may also be at the annual meeting of shareholders) to amend the Issuer’s certificate or articles of incorporation to increase the number of authorized but unissued shares of Common Stock to at least the Required Maximum at such time, as soon as possible and in any event the first applicable Issuer stockholders meeting shall not be later than the 120th day after such date (and if the required Issuer stockholder approval is not obtained at such meeting, then the second applicable Issuer stockholders meeting shall not be later than the 120th day after the first applicable Issuer stockholders meeting, and if the required Issuer stockholder approval is not obtained at such second meeting, the Issuer shall use reasonable best efforts to seek such approval at each subsequent annual meeting until such approval is obtained).

(c) The Issuer shall, if applicable: (i) in the time and manner required by the principal Trading Market, prepare and file with such Trading Market an additional shares listing application covering a number of shares of Common Stock equal to the Required Maximum on the date of such application, (ii) use commercially reasonable efforts to take all steps necessary to cause such shares of Common Stock to be approved for listing or quotation on such Trading Market as soon as possible thereafter, (iii) provide to the Purchasers evidence of such listing or quotation as promptly as practicable after receipt thereof and (iv) use commercially reasonable efforts to maintain the listing or quotation of such Common Stock on any date at least equal to the Required Maximum on such date on such Trading Market or another Trading Market. The Issuer agrees to use commercially reasonable efforts to maintain the eligibility of the Common Stock for electronic transfer through the Depository Trust Issuer or another established clearing corporation, including, without limitation, by timely payment of fees to the Depository Trust Issuer or such other established clearing corporation in connection with such electronic transfer.

Section 4.22 Stockholder Approval. The Company shall provide each stockholder entitled to vote at a special meeting of stockholders of the Company (the “Stockholder Meeting”), which shall be promptly called and held not later than seventy-five (75) days after the Closing Date (the “Stockholder Approval Deadline”), a proxy statement, in a form reasonably acceptable to the Purchasers, at the expense of the Company, soliciting each such stockholder’s affirmative vote at the Stockholder Meeting for approval of (a) a proposal providing for the issuance of more than 19.9% of its outstanding shares of Common Stock (“Exchange Share Cap”) at an issue price below the “minimum price” in payment of interest, amortization, redemption and settlement of conversions of the Notes, in each case, in accordance with Nasdaq Listing Rule 5635 and (b) if the Company does not have a sufficient number of authorized and unreserved shares of Common Stock to satisfy its obligation to reserve the Required Reserve Amount (as defined below), an increase in the number of authorized shares of Common Stock of the Company such that, following such increase, the number of authorized shares of Common Stock that are unissued and unreserved for any other purpose shall be equal to or greater than 200% of the maximum number of shares of Common Stock issuable upon conversion of the Notes in full (the “Required Reserve Amount”) at the Floor Price (as defined in the Notes) (the “Stockholder Approval” and the date the Stockholder Approval is obtained, the “Stockholder Approval Date”), and the Company shall use its reasonable best efforts to solicit its stockholders’ approval of such proposal and to cause the Board of Directors of the Company to recommend to the stockholders that they approve such proposal. The Company shall be obligated to seek to obtain the Stockholder Approval by the Stockholder Approval Deadline. If, despite the Company’s reasonable best efforts the Stockholder Approval is not obtained on or prior to the Stockholder Approval Deadline, the Company shall cause an additional Stockholder Meeting to be held on or prior to the date that is three (3) months after the initial Stockholder Meeting. If, despite the Company’s reasonable best efforts the Stockholder Approval is not obtained after such subsequent stockholder meeting, the Company shall cause an additional Stockholder Meeting to be held semi-annually thereafter until such Stockholder Approval is obtained.

Section 4.23 Certain Transactions and Confidentiality. Each Purchaser, severally and not jointly with the other Purchasers, covenants that neither it, nor any Affiliate acting on its behalf or pursuant to any understanding with it will execute any purchases or sales, including Short Sales, of any of the Issuer’s securities during the period commencing with the execution of this Agreement and ending at such time that the transactions contemplated by this Agreement are first publicly announced pursuant to the filing of the Current Report on Form 8-K as described in Section 4.18. Each Purchaser, severally and not jointly with the other Purchasers, covenants that until such time as the transactions contemplated by this Agreement are publicly disclosed by the Issuer pursuant to the filing of the Current Report on Form 8-K as described in Section 4.18, such Purchaser will maintain the confidentiality of the existence and terms of this transaction and the information included in any disclosure schedules (other than as disclosed to its legal and other representatives). Notwithstanding the foregoing, and subject to anything contained in this Agreement to the contrary including Section 4.1 and Section 4.24, the Issuer expressly acknowledges and agrees that (i) no Purchaser makes any representation, warranty or covenant hereby that it will not engage in effecting transactions in any securities of the Issuer after the time that the transactions contemplated by this Agreement are first publicly announced pursuant to the filing of the Current Report on Form 8-K as described in Section 4.18, (ii) no Purchaser shall be restricted or prohibited from effecting any transactions in any securities of the Issuer in accordance with applicable securities laws from and after the time that the transactions contemplated by this Agreement are first publicly announced pursuant to the filing of the Current Report on Form 8-K as described in Section 4.18 and (iii) no Purchaser shall have any duty of confidentiality or duty not to trade in the securities of the Issuer to the Issuer, any of its Subsidiaries, or any of their respective officers, directors, employees, Affiliates or agent, including, without limitation, the Placement Agent, after the issuance of the filing of the Current Report on Form 8-K as described in Section 4.18. Notwithstanding the foregoing, in the case of a Purchaser that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Purchaser’s assets and the portfolio managers have no direct knowledge of the investment decisions made by the portfolio managers managing other portions of such Purchaser’s assets, the covenant set forth above shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Securities covered by this Agreement.

Section 4.24 Blue Sky Filings. The Issuer shall take such action as the Issuer shall reasonably determine is necessary in order to obtain an exemption for, or to qualify the Securities for, sale to the Purchasers under applicable securities or “Blue Sky” laws of the states of the United States, and shall provide evidence of such actions promptly upon request of any Purchaser.

Article 5
[Reserved]

Article 6
[RESERVED]

Article 7
CONDITIONS

Section 7.1 Conditions to Closings. The obligation of each Purchaser under Section 2.1(a) to purchase Notes hereunder shall be subject to the receipt by each Purchaser of each Financing Document to be entered into on the Closing Date and each other agreement, document and instrument set forth on the Closing Checklist to be entered into or delivered on the Closing Date, each in form and substance reasonably satisfactory to each Purchaser, and to the satisfaction of the following conditions precedent, each in form and substance reasonably satisfactory to, and to the satisfaction of, each Purchaser:

(a) receipt by the Purchasers of executed copies of the Financing Documents;

(b) [reserved];

(c) receipt by Purchasers of the financial statements referenced in Sections 3.5(a) and (b);

(d) receipt of a customary legal opinion of Pryor Cashman LLP, as special counsel to the Issuer;

(e) [reserved];

(f) receipt of payment of all fees, expenses and other amounts due and payable on the Closing Date under each Financing Document;

(g) the representations and warranties contained in the Financing Documents are true and correct in all material respects (without duplication of any materiality qualifier) as of the Closing Date, both before and after giving effect to the transactions contemplated by the Financing Documents;

(h) receipt of all customary resolutions or written consents of the Issuer’s board of directors approving and authorizing the transactions contemplated hereby; and

(i) the Issuer has delivered to each Purchaser its applicable Note.

Section 7.2 Additional Conditions to the Closing.

(a) Each Purchaser shall have provided, in form and substance satisfactory to the Issuer, all documentation and other information as the Issuer deems appropriate in connection with customary “know your customer” requirements as requested by either the Issuer or the Placement Agent.

Article 8
[Reserved]

Article 9
EXPENSES AND INDEMNITY

Section 9.1 Expenses. The Issuer hereby agrees to promptly pay (a) all reasonable and documented costs and expenses of the Purchasers (but limited, in the case of legal expenses, to the reasonable and documented fees, costs and expenses of (i) two (2) firms of counsel to the Purchasers in each relevant jurisdiction that is material to the interests of the Purchasers and (ii) if reasonably necessary, local or special counsel for the Purchasers, taken as a whole, in each relevant jurisdiction or specialty (including restructuring matters) that is material to the interest of such Persons (which may be a single local counsel acting in multiple material jurisdictions), and solely in the case of an actual or perceived conflict of interest between the Purchasers (where the Person affected by such conflict of interest informs the Issuer in writing of such conflict of interest), one (1) additional counsel in each relevant jurisdiction to each group of affected Persons similarly situated taken as a whole), in connection with loan proposals and commitments, in connection with the examination, review, due diligence investigation, documentation, negotiation, closing and syndication of the transactions contemplated by the Financing Documents, in connection with the performance by the Purchasers of their respective rights and remedies under the Financing Documents and in connection with the continued administration of the Financing Documents including (A) any amendments, modifications, consents and waivers to and/or under any and all Financing Documents and (B) any public record searches conducted by or at the request of the Purchasers from time to time (including, without limitation, title investigations and public records searches, pending litigation and tax lien searches and searches of applicable corporate, limited liability, partnership and related records concerning the continued existence, organization and good standing of certain Persons), (b) without limitation of the preceding clause (a), all documented costs and expenses of each Purchaser and its Affiliates, as applicable, in connection with (i) any litigation, dispute, suit or proceeding relating to any Financing Document, and (ii) any workout, collection, bankruptcy, insolvency and other enforcement proceedings under any and all of the Financing Documents (it being agreed that such costs and expenses may include the costs and expenses of workout consultants, investment bankers, financial consultants, appraisers, valuation firms and other advisors (but limited, in the case of legal expenses, to the reasonable fees, costs and expenses of (i) two (2) firms of counsel to the Purchasers in each relevant jurisdiction that is material to the interests of the Purchasers and (ii) if reasonably necessary, a special local counsel for the Purchasers, in each relevant jurisdiction or specialty (including restructuring matters) that is material to the interest of such Persons (which may be a single local counsel acting in multiple material jurisdictions), additional counsel in each relevant jurisdiction to each group of affected Persons similarly situated taken as a whole)), and (c) all reasonable and documented fees, costs and expenses incurred by the Purchasers in connection with (i) any inspections or visits in accordance with Section 4.6 and (ii) any litigation, dispute, suit or proceeding relating to any Financing Document or in connection with any workout, collection, bankruptcy, insolvency and other enforcement proceedings under any and all Financing Documents (but limited, in the case of legal expenses, to the reasonable and documented fees, costs and expenses of (i) two (2) firms of counsel to the Purchasers in each relevant jurisdiction that is material to the interests of the Purchasers and (ii) if reasonably necessary, a local or special counsel for the Purchasers, in each relevant jurisdiction or specialty (including restructuring matters) that is material to the interest of such Persons (which may be a single local counsel acting in multiple material jurisdictions), additional counsel in each relevant jurisdiction to each group of affected Persons similarly situated taken as a whole). Without limiting the foregoing, if the Issuer is required to take any action under any Financing Document, such action shall be taken at the expense of the Issuer. Notwithstanding anything herein to the contrary, the aggregate amount of the Issuer’s reimbursement obligations incurred pursuant to this Section 9.1 for legal expenses of the Purchasers shall not exceed $140,000 up to the Closing.

Section 9.2 Indemnity. Subject to the provisions of this Section 9.2, the Company will indemnify and hold each Purchaser and its directors, officers, shareholders, members, partners, employees and agents (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title), each Person who controls such Purchaser (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, shareholders, agents, members, partners or employees (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title) of such controlling persons (each, a “Purchaser Party”) harmless from any and all losses, liabilities, obligations, claims, contingencies, damages, costs, awards, orders, penalties and expenses, including all judgments, amounts paid in settlements, court costs, interest and reasonable attorneys’ fees and costs of investigation that any such Purchaser Party may suffer or incur as a result of or relating to (i) any breach of any of the representations, warranties, covenants or agreements made by the Company in this Agreement or in the other Transaction Documents, (ii) any action instituted against the Purchaser Parties in any capacity, or any of them or their respective Affiliates by the Company, any Subsidiary, any shareholder or creditor of the Company or other third party who is not an Affiliate of such Purchaser Party, arising out of or relating to any of the transactions contemplated by the Transaction Documents, or (iii) any untrue statement or alleged untrue statement of a material fact contained in any registration statement for the resale of the Underlying Shares (including the Registration Statement) as originally filed or in any amendment thereof, or in any related prospectus, or in any amendment thereof or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. If any action shall be brought against any Purchaser Party in respect of which indemnity may be sought pursuant to this Agreement, such Purchaser Party shall promptly notify the Company in writing, and the Company shall have the right to assume the defense thereof with counsel of its own choosing reasonably acceptable to the Purchaser Party. Any Purchaser Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Purchaser Party except to the extent that (i) the employment thereof has been specifically authorized by the Company in writing, (ii) the Company has failed after a reasonable period of time to assume such defense and to employ counsel or (iii) in such action there is, in the reasonable opinion of counsel, a material conflict on any material issue between the position of the Company and the position of such Purchaser Party, in which case the Company shall reimburse the reasonable fees and expenses of no more than one such separate counsel. The Company will not be liable to any Purchaser Party under this Agreement (y) for any settlement by a Purchaser Party effected without the Company’s prior written consent, which shall not be unreasonably withheld or delayed; or (z) to the extent, but only to the extent that a loss, claim, damage or liability is finally judicially determined to be attributable to any Purchaser Party’s breach of any of the representations, warranties, covenants or agreements made by such Purchaser Party in this Agreement or in the other Transaction Documents. The indemnification required by this Section 9.2 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or are incurred. The indemnity agreements contained herein shall be in addition to any cause of action or similar right of any Purchaser Party against the Company or others and any liabilities the Company may be subject to pursuant to law.

Article 10
TAXES; YIELD PROTECTION

Section 10.1 Taxes.

(a) [Reserved]

(b) Other Taxes. The Issuer agrees to timely pay to the applicable Governmental Authority any present or future stamp, intangible, recording or documentary Taxes or any other similar Taxes that arise from any payment made hereunder or from the execution, delivery, performance, recordation, or filing of, or otherwise with respect to this Agreement or any other Financing Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (“Other Taxes”).

(c) Indemnification. The Issuer shall indemnify the Purchasers, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by the Purchasers or required to be withheld or deducted from a payment to the Purchasers and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Issuer by a Purchaser shall be conclusive absent manifest error.

(d) Foreign Purchasers. Each Foreign Purchaser that is a party hereto on the Closing Date or purports to become an assignee of an interest pursuant to Section 12.6(a) after the Closing Date (unless such Purchaser was already a Purchaser hereunder immediately prior to such assignment) shall execute and deliver to the Issuer United States Internal Revenue Service Forms W-8ECI, W-8BEN, W-8BEN-E, or W-8IMY (as applicable) and other applicable forms, certificates or documents prescribed by the United States Internal Revenue Service or reasonably requested as to such Purchaser’s entitlement to a complete exemption from withholding or deduction of Taxes, if any, on or prior the date on which such Foreign Purchaser becomes a party hereto or becomes an assignee of an interest pursuant to Section 12.6(a) (and from time to time thereafter upon the reasonable request of the Issuer). Any Foreign Purchaser that is relying on the portfolio interest exception of Section 871(h) or Section 881(c) of the Code, shall also provide each Issuer along with IRS Form W-8BEN or W-8BEN-E, as applicable, a certificate representing to each Issuer that such Foreign Purchaser is not a “bank” for purposes of Section 881(c) of the Code, is not a 10% holder of any Issuer described in Section 871(h)(3)(B) of the Code, is not a controlled foreign corporation receiving interest from a related person (within the meaning of Sections 881(c)(3)(C) and 864(d)(4) of the Code) and is not a conduit entity participating in a conduit financing arrangement as defined in Treasury Regulation Section 1.881-3, at such time (and from time to time thereafter upon the reasonable request of the Issuer). Each Purchaser shall provide new forms (or successor forms) or certificates upon the expiration or obsolescence of any previously delivered forms, to the extent legally entitled to do so, and to promptly notify each Issuer of any change in circumstances which would modify or render invalid any claimed exemption or reduction. If a payment made to a Purchaser under any Financing Document or any payment would be subject to U.S. federal withholding Tax imposed by FATCA if such Purchaser were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Purchaser shall deliver to the Issuer, at the time or times prescribed by law and at such time or times reasonably requested by the Issuer, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Issuer as may be necessary for the Issuer to comply with its obligations under FATCA, to determine that such Purchaser has complied with such Purchaser’s obligations under FATCA, or to determine the amount to deduct and withhold from such payment. Solely for purposes of the preceding sentence, “FATCA” shall include any amendments made to FATCA after the date of this Agreement. Furthermore, any Foreign Purchaser shall, to the extent it is legally entitled to do so and to the extent in any Purchaser’s reasonable judgment such completion, execution or submission would not subject such Purchaser to any material unreimbursed cost or expense and would not materially prejudice the legal or commercial position of such Purchaser, deliver to the Issuer on or prior to the date on which such Foreign Purchaser becomes a Purchaser under this Agreement or becomes an assignee of an interest pursuant to Section 12.6(a) (and from time to time thereafter upon the reasonable request of the Issuer), executed originals of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Issuer to determine the withholding or deduction required to be made.

(e) United States Purchasers. Any Purchaser other than a Foreign Purchaser that is a party hereto on the Closing Date or purports to become an assignee of an interest pursuant to Section 12.6(a) after the Closing Date (unless such Purchaser was already a Purchaser hereunder immediately prior to such assignment) shall execute and deliver to the Issuer one or more (as the Issuer may reasonably request) United States Internal Revenue Service Form W-9, certifying to such Purchaser’s U.S. Taxpayer Identification Number and that it is not subject to United States federal backup withholding taxes on or about the date on which such Purchaser becomes a party hereto or becomes an assignee of an interest pursuant to Section 12.6(a) (and from time to time thereafter upon the reasonable request of the Issuer). Each Purchaser shall provide new forms (or successor forms) upon the expiration or obsolescence of any previously delivered forms pursuant to this paragraph (e) and to promptly notify the Issuer of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

Section 10.2 Capital Adequacy. If any Purchaser shall reasonably determine that the adoption or taking effect of, or any change in, any applicable Law regarding capital adequacy, in each instance, after the Closing Date, or any change after the Closing Date in the interpretation, administration or application thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation, administration or application thereof, or the compliance by any Purchaser or any Person controlling such Purchaser with any request, guideline or directive regarding capital adequacy (whether or not having the force of Law) of any such Governmental Authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Purchaser’s or such controlling Person’s capital as a consequence of such Purchaser’s obligations hereunder to a level below that which such Purchaser or such controlling Person could have achieved but for such adoption, phase-in, phase-opt, change, interpretation, administration, application or compliance (taking into consideration such Purchaser’s or such controlling Person’s policies with respect to capital adequacy) then from time to time, upon written demand by such Purchaser (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail, a copy of which shall be furnished to each Purchaser), the Issuer shall promptly pay to such Purchaser such additional amounts as will compensate such Purchaser or such controlling Person for such reduction, so long as such amounts have accrued on or after the day which is one hundred eighty (180) days prior to the date on which such Purchaser first made demand therefor; provided that if the event giving rise to such amount has retroactive effect, such one hundred eighty (180) day period shall be extended to include the period of retroactive effect.

Section 10.3 Increased Costs. If any Purchaser shall reasonably determine that the adoption or taking effect of, or any change in, any applicable Law, in each instance, after the Closing Date, or any change after the Closing Date in the interpretation, administration or application of any Law by any Governmental Authority, central bank or comparable agency charged with the interpretation, administration or application thereof, or the compliance by any Purchaser or any Person controlling such Purchaser with any request, guideline or directive of any such authority, central bank or comparable agency: (a) shall impose, modify or deem applicable any reserve (including any reserve imposed by the Board of Governors of the Federal Reserve System, or any successor thereto), special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by any Purchaser, or (b) shall impose on any Purchaser any other condition affecting its Notes, any of its Notes (if any) or its obligation to make Notes; and the result of anything described in clauses (a) and (b) above is to increase the cost to (or to impose a cost on) such Purchaser of making or maintaining any Notes, or to reduce the amount of any sum received or receivable by such Purchaser under this Agreement or under any of its Notes (if any) with respect thereto, then upon demand by such Purchaser (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail), the Issuer shall promptly, and in any event within thirty (30) days of demand therefor, pay directly to such Purchaser such additional amount as will compensate such Purchaser or controlling Person for such increased cost or such reduction, so long as such amounts have accrued on or after the day which is one hundred eighty (180) days prior to the date on which such Purchaser first made demand therefor; provided that if the event giving rise to such amount has retroactive effect, such one hundred eighty (180) day period shall be extended to include the period of retroactive effect.

Section 10.4 Mitigation Obligations. If any Purchaser requests compensation under either Section 10.2 or Section 10.3, or requires Issuer to pay any additional amount to any Purchaser or any Governmental Authority for the account of any Purchaser pursuant to Section 10.1, then, upon the written request of the Issuer, such Purchaser shall use reasonable efforts to designate a different lending office for funding or booking its Notes hereunder or to assign its rights and obligations hereunder (subject to the provisions of Section 12.6) to another of its offices, branches or affiliates, if, in the judgment of such Purchaser, such designation or assignment (a) would eliminate or materially reduce amounts payable pursuant to any such Section, as the case may be, in the future, (b) would not subject such Purchaser to any unreimbursed cost or expense and (c) would not otherwise be disadvantageous to such Purchaser (as determined in its sole discretion). Without limitation of the provisions of Section 9.1, Issuer hereby agrees to pay all reasonable and documented out-of-pocket costs and expenses incurred by any Purchaser in connection with any such designation or assignment.

Section 10.5 Conclusiveness of Statements; Survival. Determinations and statements of any Purchaser pursuant to Sections 10.1, 10.2 and 10.3 shall be conclusive and binding absent manifest error. The Purchasers may use reasonable averaging and attribution methods in determining compensation under Sections 10.1, 10.2 and 10.3, and the provisions of such Sections shall survive repayment of the Notes and termination of this Agreement.

Section 10.6 Dodd-Frank. Notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all rules, regulations, guidelines and directives thereunder or issued in connection therewith (ii) all requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, shall be deemed, in each case, for all purposes of this Agreement, to be adopted after the date of this Agreement, regardless of the date actually enacted, adopted or issued.

Article 11
[RESERVED]

Article 12
MISCELLANEOUS

Section 12.1 Survival. All agreements, representations and warranties made herein and in every other Financing Document shall survive the execution and delivery of this Agreement and the other Financing Documents. The provisions of Articles 9, 10, and 12 shall survive the Payment in Full of the Obligations (both with respect to any Purchaser and all Purchasers collectively) and any termination of this Agreement.

Section 12.2 No Waivers; Remedies Cumulative. No failure or delay by any Purchaser in exercising any right, power or privilege under any Financing Document shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein and therein provided shall be cumulative and not exclusive of any rights or remedies provided by Law. Any reference in any Financing Document to the “continuing” nature of any Event of Default shall not be construed as establishing or otherwise indicating that the Issuer has the independent right to cure any such Event of Default, but is rather presented merely for convenience should such Event of Default be waived in accordance with the terms of the applicable Financing Documents.

Section 12.3 Notices.

(a) All notices, requests and other communications to any party hereunder shall be in writing (including prepaid overnight courier, facsimile transmission, e-mail, electronic submissions or similar writing, but in no event by text message) and shall be given to such party at its address, facsimile number or e-mail address set forth on the signature pages hereof or by electronic submissions, as provided below, or at such other address, facsimile number or e-mail address as such party may hereafter specify for the purpose by notice to each other Purchaser and the Issuer; provided, that notices, requests or other communications shall be permitted by e-mail or other electronic submissions (but in no event by text message) only in accordance with the provisions of Section 12.3(b). Each such notice, request or other communication shall be effective (i) if given by facsimile, when such notice is transmitted to the facsimile number specified by this Section and the sender receives a confirmation of transmission from the sending facsimile machine, (ii) if given by e-mail or other electronic submissions, as set forth in Section 12.3(c) or (iii) if given by mail, prepaid overnight courier or any other means, when received at the applicable address specified by this Section.

(b) Notices and other communications to the parties hereto may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites, but in no event by text message); provided, that the foregoing shall not apply to notices sent directly to any party hereto if such party has notified the other parties in writing that it has elected not to receive notices by electronic communication (which election may be limited to particular notices).

(c) (i) Notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor, provided, that if any such notice or other communication is not sent or posted during normal business hours, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day.

Section 12.4 Severability. In case any provision of or obligation under this Agreement or any other Financing Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

Section 12.5 Amendments and Waivers.

(a) General Provisions. No provision of this Agreement or any other Financing Document may be amended, waived or otherwise modified unless such amendment, waiver or other modification is in writing and is signed or otherwise approved by the Issuer and the Required Purchasers, and, if any amendment, waiver or other modification would either (i) increase a Purchaser’s funding obligations in respect of any Note, or (ii) (A) reduce the principal of, rate of interest on, or any fees with respect to the Notes or forgive any principal, interest, or fees, other than (1) as a result of a waiver of an Event of Default, or (2) as a result of the implementation of any pricing grid with respect to interest rate margins and fees, (B) defer, extend or postpone the date fixed for, or waive or forgive, any payment of principal of the Notes, or of interest on the Notes or fees hereunder or defer, extend or postpone the date of termination of the commitment of any Purchaser hereunder, (C) change the definition of the term Required Purchasers, (D) amend Article 2 or Section 8.4 in a manner that would alter the pro rata sharing of payments required thereby, or (E) amend, waive or otherwise modify this Section 12.5(a) or the definitions of the terms used in this Section 12.5(a) insofar as the definitions affect the substance of this Section 12.5(a), by such Purchaser; provided that, notwithstanding anything herein to the contrary, (x) the waiver of (or amendment to the terms of) any mandatory prepayment of the Notes shall not constitute a postponement of any date scheduled for the payment of principal or interest and (y) a waiver of any condition precedent set forth in Article 7 or the waiver of any Default or Event of Default (in each case other than pursuant to Section 8.1(a)) shall not constitute a postponement of any date scheduled for, or a reduction in the amount of, any payment of interest or any payment of fees. It is hereby understood and agreed that all Purchasers shall be deemed directly affected by an amendment, waiver or other modification of the type described in the preceding clauses (C), (D), or (E) of the preceding sentence. Any waiver of any provision of this Agreement or any other Financing Document shall be effective only in the specific instance and for the specific purpose for which it is given. No delay on the part of any Purchaser in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise by any of them of any right, power or remedy preclude other or further exercise thereof, or the exercise of any other right, power or remedy.

Section 12.6 Assignments; Participations.

(a) Assignments.

(i) Subject to Section 4.13, any Purchaser may at any time assign to one or more assignees all or any portion of such Purchaser’s Notes, together with all related rights and obligations of such Purchaser hereunder.

(b) Participations. Subject to Section 4.13, any Purchaser may at any time, without the consent of, or notice to, the Issuer, sell to one or more Persons participating interests in its Notes, commitments or other interests hereunder (any such Person, a “Participant”). In the event of a sale by a Purchaser of a participating interest to a Participant, (i) such Purchaser’s obligations hereunder shall remain unchanged for all purposes, (ii) the Issuer shall continue to deal solely and directly with such Purchaser in connection with such Purchaser’s rights and obligations hereunder and (iii) all amounts payable by each Issuer shall be determined as if such Purchaser had not sold such participation and shall be paid directly to such Purchaser. Notwithstanding the foregoing, however, the Issuer agrees that each Participant shall be entitled to the benefits of Section 10.1 as if it were a Purchaser (provided that such Participant complies with the requirements of Section 10.1(d) and (e) as if it were a Purchaser; provided further, that no Participant shall receive any greater compensation pursuant to Section 10.1 than would have been paid to the participating Purchaser if no participation had been sold). No Participant shall have any direct or indirect voting rights hereunder except with respect to any event described in Section 12.5 expressly requiring the unanimous vote of all Purchasers or, as applicable, all affected Purchasers. The Issuer agrees that if amounts outstanding under this Agreement are due and payable (as a result of acceleration or otherwise), each Participant shall be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Purchaser under this Agreement; provided that such right of setoff shall be subject to the obligation of each Participant to share with the Purchasers, as provided in Section 8.3. In the event that a Purchaser sells a participation, the Purchaser, as a non-fiduciary agent on behalf of the Issuer, shall maintain (or cause to be maintained) in the United States a register (the “Participant Register”) on which it enters the name and addresses of all participants in the Obligations held by it and the rights of such participants in the Obligations (including principal amount, interest thereon, and fees of the portion of such Obligations that is subject to such participations). No Purchaser shall have an obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Note or any Obligation), except as otherwise required by applicable Law and to the Issuer at its reasonable request and then, solely to the extent that such disclosure is required to establish that such participation, Note or Obligation is in registered form under Sections 5f.103-1(c) and 1.871-14(c) of the Treasury Regulations. Any participation or transfer thereof may be effected only by the registration of such participation on the Participant Register.

(c) Issuer Assignment. The Issuer may not assign, delegate or otherwise transfer any of its rights or other obligations hereunder or under any other Financing Document without the prior written consent of each Purchaser.

Section 12.7 Headings. Headings and captions used in the Financing Documents (including the Exhibits, Schedules and Annexes hereto and thereto) are included for convenience of reference only and shall not be given any substantive effect.

Section 12.8 RESERVED

Section 12.9 Waiver of Consequential and Other Damages. To the fullest extent permitted by applicable Law, the Issuer shall not assert, and hereby waives, any claim against any Purchaser Party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of this Agreement, any other Financing Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, any Notes or the use of the proceeds thereof. No Purchaser Party shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Financing Documents or the transactions contemplated hereby or thereby.

Section 12.10 [Reserved]

Section 12.11 GOVERNING LAW; SUBMISSION TO JURISDICTION. THIS AGREEMENT AND EACH OTHER FINANCING DOCUMENT, AND ALL MATTERS RELATING HERETO OR THERETO OR ARISING THEREFROM (WHETHER SOUNDING IN CONTRACT LAW, TORT LAW OR OTHERWISE), SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES. EACH PARTY HERETO HEREBY CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE CITY OF WILMINGTON, NEW CASTLE COUNTY, STATE OF DELAWARE AND IRREVOCABLY AGREES THAT, ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER FINANCING DOCUMENTS SHALL BE LITIGATED IN SUCH COURTS. EACH PARTY HERETO EXPRESSLY SUBMITS AND CONSENTS TO THE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS. EACH PARTY HERETO HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE UPON SUCH PARTY BY CERTIFIED OR REGISTERED MAIL, ADDRESSED TO SUCH PARTY AT THE ADDRESS SET FORTH IN OR IN ACCORDANCE WITH THIS AGREEMENT AND SERVICE SO MADE SHALL BE COMPLETE TEN (10) DAYS AFTER THE SAME HAS BEEN POSTED.

Section 12.12 WAIVER OF JURY TRIAL. THE ISSUER AND EACH PURCHASER HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE FINANCING DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. THE ISSUER AND EACH PURCHASER ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT IT HAS RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THE OTHER FINANCING DOCUMENTS, AND THAT IT WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. THE ISSUER AND EACH PURCHASER WARRANTS AND REPRESENTS THAT IT HAS HAD THE OPPORTUNITY OF REVIEWING THIS JURY WAIVER WITH LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS.

Section 12.13 [Reserved].

Section 12.14 Counterparts; Signatures; Integration. This Agreement and the other Financing Documents may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Signatures by facsimile or other electronic communication to any Financing Document shall bind the parties to the same extent as would a manually executed counterpart. This Agreement and the other Financing Documents constitute the entire agreement and understanding among the parties hereto and supersede any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.

Section 12.15 No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and each of the other Financing Documents. In the event an ambiguity or question of intent or interpretation arises, this Agreement and each of the other Financing Documents shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement or any other Financing Document.

Section 12.16 USA PATRIOT Act Notification. Each Purchaser hereby notifies the Issuer that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record certain information and documentation that identifies the Issuer, which information includes the name and address of the Issuer and such other information that will allow such Purchaser, as applicable, to identify the Issuer in accordance with the USA PATRIOT Act.

Section 12.17 Equal Treatment. The Company covenants and agrees that it shall not, directly or indirectly, (a) amend, modify, supplement, or waive any provision of any Transaction Document with respect to any holder of Notes issued hereunder in a manner that is more favorable in any material respect to such holder than the terms applicable to any other Purchaser, or (b) pay or offer to pay any consideration to any holder of Notes issued hereunder in connection with obtaining any consent, waiver, or amendment under any Transaction Document, unless such consideration is concurrently offered and paid on a pro rata basis to all Purchasers, in each case unless the Company shall concurrently offer and grant to each Purchaser the same or more favorable rights, terms, conditions, or consideration, as applicable. Without limiting the generality of the foregoing, the Company shall not (i) grant to any holder of Notes issued hereunder a lower conversion price, more favorable conversion mechanics, or more favorable anti-dilution protections than those applicable to any other Purchaser or (ii) amend, waive, or otherwise modify any covenant, default, or event of default provision under any Transaction Document (as defined herein) in a manner that is more favorable to any holder than to any other Purchaser, unless, in each case, the Purchasers are concurrently offered equivalent or more favorable terms.

Article 13
REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

Each Purchaser hereby represents and warrants as follows:

Section 13.1 Authorization; No Contravention. The execution, delivery and performance by each Purchaser of this Agreement and each other Financing Document to which it is a party: (a) is within its power and authority and has been duly authorized by all necessary action; (b) does not contravene the terms of its Organizational Documents or any amendment thereof; and (c) will not violate, conflict with or result in any breach or contravention of any of its contractual obligations, or any order or decree directly relating to it.

Section 13.2 Binding Effect. This Agreement has been duly executed and delivered by the Purchasers and this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

Section 13.3 No Legal Bar. The execution, delivery and performance of this Agreement by each Purchaser will not violate any requirement of Law applicable to it.

Section 13.4 Securities Laws. At the time such Purchaser was offered the Securities, it was, and as of the date hereof it is, and on each date on which it converts any Notes, it will be either: (i) an “accredited investor” as defined in Rule 501(a)(1), (a)(2), (a)(3), (a)(7), (a)(8), (a)(9), (a)(12), or (a)(13) under the Securities Act or (ii) a “qualified institutional buyer” as defined in Rule 144A(a) under the Securities Act. Such Purchaser is acquiring the Securities, for its own account for investment purposes only and not with a view toward, or for sale in connection with, any distribution thereof, or with any present intention of distributing or selling the same.

Section 13.5 Governmental Authorization; Third Party Consent. No approval, consent, compliance, exemption or authorization of any Governmental Authority or any other Person in respect of any requirement of Law, and no lapse of a waiting period under a requirement of Law, is necessary or required in connection with the execution, delivery or performance by it or enforcement against the Purchasers of this Agreement or the transactions contemplated hereby. No consent is required to be obtained under any contractual obligation applicable to the Purchasers in connection with the execution, delivery or performance of this Agreement or any of the other Financing Documents to which it is a party.

Section 13.6 No Related Party Relationships. Except as set forth in Schedule 13.6, each Purchaser and its direct or indirect equityholders and their respective affiliates are not affiliates or direct or indirect equityholders of, have no direct or indirect economic interest in, and have not directly or indirectly entered into any agreement, arrangement or understanding (except as expressly set forth in the preceding sentence) with, any director, officer, employee, manager, partner or equityholder (or any of their respective immediate family members (as defined in 40 CFR § 170.305) or any affiliate or spouse of any such director, officer, employee, manager, partner, equityholder or immediate family member) of any other Purchaser, FF Global Partners LLC, FF Top Holding LLC, or any of their respective affiliates (each, a “Related Person”; provided however, for the avoidance of doubt, that the Issuer shall not be considered a “Related Person” for the purposes of this Section 13.6). The transactions contemplated by or related to this Agreement will not directly or indirectly increase any Related Person’s ownership or voting power of the Issuer, and no Related Person will, directly or indirectly, participate in any of the post-closing operations or decisions of or have any other rights or obligations with respect to such Purchaser or any of its direct or indirect equityholders or any of their respective affiliates.

Section 13.7 Organization. Each Purchaser is duly organized, validly existing and in good standing under the laws of its state of organization, and except as has not had or would not reasonably be expected to have a material adverse effect on such Purchaser’s ability to perform its obligations under the Agreement or to consummate the transactions contemplated hereby on a timely basis. Each Purchaser is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified.

Section 13.8 Independent Investment Decision.

(a) No Purchaser has relied on any statements, representations, warranties or other information provided by the Placement Agent, any of its affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing, concerning the Company or the Securities. Nothing contained in this Agreement or any other Transaction Document shall be deemed to constitute the Purchasers as a partnership, group, association, joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert or as a group

(b) Neither the Placement Agent nor any affiliate of the Placement Agent has provided any advice or recommendation to the Purchaser in connection with the Company’s offer and sale of the Securities, and the Placement Agent will not have any responsibility with respect to (i) any representations, warranties or agreements made by any person or entity under or in connection with the offer and sale of the Securities or any of the documents furnished pursuant thereto or in connection therewith, or the execution, legality, validity or enforceability (with respect to any person) or any thereof, or (ii) the business, affairs, financial condition, operations, properties or prospects of, or any other matter concerning the Company or the Securities or the quality or value thereof. In connection with the issuance of the Securities to each Purchaser, neither the Placement Agent nor any of its affiliates has acted as an underwriter with respect to the Securities or the transactions contemplated by this Agreement, or as a financial advisor or fiduciary to any Purchaser.

Section 13.9 No Governmental Review. Each Purchaser understands that no U.S. federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Securities or the fairness or suitability of the investment in the Securities nor have such authorities passed upon or endorsed the merits of the offering of the Securities.

Section 13.10 Reserved.

Section 13.11 Reserved.

Section 13.12 No Brokers. Other than with respect to the Placement Agent, no Person will have, as a result of the transactions contemplated by this Agreement, any valid right, interest or claim against or upon the Issuer or any Purchaser for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of any Purchaser.

Section 13.13 No Reliance. Each Purchaser is not relying upon, and has not relied upon, any statement, representation or warranty made by any Person, except for the representations and warranties by the Issuer contained in this Agreement.

Section 13.14 Financial Capacity. Each Purchaser has, and as of the Closing Date will have, sufficient cash on hand in a U.S. or foreign bank account or uncalled capital commitments from creditworthy parties without any condition to fund the Purchaser’s Note Commitment Amount on the terms and conditions set forth in this Agreement. Such cash has been obtained by such Purchaser in compliance with all applicable Laws.

Section 13.10 . No Liability of Placement Agent; Placement Agent Reliance.

(a) Each Purchaser agrees that neither the Placement Agent nor any of its affiliates nor any of their respective control persons, officers, directors or employees shall be liable to such Purchaser (including in contract, tort, under federal or state securities laws or otherwise) for any action heretofore or hereafter taken or omitted to be taken by any of them or have any liability or obligation (including without limitation, for or with respect to any losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses or disbursements incurred by the Placement Agent, the Company or any other person or entity), whether in contract, tort or otherwise, to such Purchaser, or to any person claiming through such Purchaser, in respect of the offer and sale of Securities hereunder, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind provided to the Purchaser concerning the Company, the Securities, this Agreement or the transactions contemplated hereby. On behalf of it and their respective affiliates, each Purchaser releases the Placement Agent in respect of any losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses or disbursements related to the offer and sale of the Securities. Each Purchaser agrees not to commence any litigation or bring any claim against the Placement Agent in any court or any other forum which relates to, may arise out of, or is in connection with, the offer and sale of the of Securities. Each Purchaser confirms that the undertakings in this paragraph is given freely and after obtaining independent legal advice.

(b) The Placement Agent may rely upon these representations and warranties of the Purchasers in this Agreement.

Section 13.15 Non-Recourse. Each Purchaser’s contractual obligations hereunder shall be without recourse to its Affiliates, and the officers, directors, employees, managers, trustees and other agents of such Purchaser or its Affiliates. The Issuer’s contractual obligations hereunder or under any Financing Document shall be without recourse to its Affiliates, and the officers, directors, employees, managers, trustees and other agents of the Issuer or its Affiliates.

[Signature Pages Follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

Address for Notices:	Issuer

1990 E Grand Ave.	FARADAY FUTURE INTELLIGENT
El Segundo, California 90245	ELECTRIC INC.
Attention: Legal Department
Email: legal@ff.com	By:	/s/ Jiawei Wang
	Name:	Jiawei Wang
	Title:	Global Executive Chairman

with a copy
(which shall not constitute notice) to:

Pryor Cashman LLP

7 Times Square, 40th Floor
New York, New York 10036
Attention: M. Ali Panjwani
Email: ali.panjwani@pryorcashman.com

Purchaser

By:
Name:
Attention:	Title:
Phone:
Email:

with a copy
(which shall not constitute notice) to:

Attention:
Phone:
Email:

[Signature Page]

Annex A

Definitions

“Agreement” means this Securities Purchase Agreement, as the same may be amended, supplemented, restated or otherwise modified from time to time.

“Anti-Terrorism Laws” means any Laws relating to terrorism or money laundering, including Executive Order No. 13224 (effective September 24, 2001), the USA PATRIOT Act, the Laws comprising or implementing the Bank Secrecy Act, the Laws administered by OFAC, the Criminal Code (Canada), and the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) (as any of the foregoing laws may from time to time be amended, renewed, extended, or replaced).

“Blocked Person” means any Person: (a) listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (b) owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (c) with which any Purchaser is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law, (d) that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224; or (e) that is named, or owned or controlled by, a “specially designated national” or “blocked person” on the most current list published by OFAC or other similar list.

“Business Day” means any day except Saturday, Sunday and any day which shall be a federal legal holiday in the United States or a day on which the Federal Reserve Bank of New York is closed and/or any of the following exchanges on which the Common Stock is traded and listed, or any successor(s) thereto, is not open for at least five (5) hours of trading: the Nasdaq Capital Market; the Nasdaq Global Market; the Nasdaq Global Select Market; the New York Stock Exchange; or the NYSE American; and any successor to any of the foregoing markets or exchanges.

“Capitalized Lease Obligations” shall mean any obligation under a Capital Lease.

“Capital Lease” of any Person means any lease of any property by such Person as lessee which would, in accordance with GAAP, be required to be accounted for as a capital lease on the balance sheet of such Person and shall include, without limitation, all operating leases that are not leases for real property.

“Capital Stock” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

[Annex A – Page 1]

“Cash Equivalents” means (a) direct obligations of the United States, or obligations guaranteed by the United States with a maturity date of no more than six (6) months from the date of acquisition, (b) commercial paper with a duration of not more than three (3) months rated at least A 1 by Standard & Poor’s Ratings Service and P 1 by Moody’s Investors Services, Inc., which is issued by a Person (other than the Issuer or an Affiliate of the Issuer) organized under the laws of any state of the United States or of the District of Columbia, (c) time deposits, certificates of deposit and banker’s acceptances with a duration of not more than six (6) months issued by any office located in the United States, or is licensed to conduct a banking business in the United States, and has capital, surplus and undivided profits of at least $500,000,000 and which issues (or the parent of which issues) certificates of deposit or commercial paper with a rating described in clause (b) above, (d) repurchase agreements and reverse repurchase agreements with a duration of not more than 30 days with respect to securities described in clause (a) above entered into with an office of a bank or trust company meeting the criteria specified in clause (c) above, (e) any money market or mutual fund provided that substantially all of the assets of such fund consist of the foregoing types of investments, and provided that such fund has assets in excess of $500,000,000 and has obtained from either Standard & Poor’s Ratings Service or Moody’s Investors Services, Inc. the highest rating obtainable for money market funds in the United States or any province thereof, or (f) other short-term liquid investments approved in writing by Required Purchasers.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

“CFC” means a controlled foreign corporation within the meaning of Section 957 of the Code.

“CFPOA” means the Corruption of Foreign Public Officials Act (Canada), as amended.

“Closing Checklist” means Annex C to this Agreement.

“Closing Date” means the date of Closing.

“Closing Date Transactions” shall mean the consummation of the transactions contemplated by this Agreement to occur on the Closing Date and the payment of fees and expenses in connection therewith.

“Commission” means the United States Securities and Exchange Commission.

“Commitment Annex” means Annex B to this Agreement, as it may be amended from time to time prior to the Closing.

“Common Stock” means the Company’s Class A common stock, par value $0.0001 per share.

“Common Stock Equivalents” means any securities of the Issuer or the Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

[Annex A – Page 2]

“Company Competitor” means any company engaged in the business of designing, manufacturing or producing automobiles or similar vehicles and any company engaged in the business of supplying components for the design, manufacturing or production of automobiles or similar vehicles.

“continuing” means, with respect to any default or event of default, that it has not been remedied, cured or waived.

“Controlled Account Agreement” is as defined in the Note.

“Controlled Group” means any organization which is a member of a controlled, affiliated or otherwise related group of entities within the meaning of Code Sections 414(b), (c), (m), or (o)).

“Conversion Price” shall have the meaning ascribed to such term in the Notes.

“Debt” shall mean, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations for borrowed money, whether current or long-term (including the Obligations hereunder and all Capitalized Lease Obligations), all obligations evidenced by bonds, debentures, notes or other similar instruments;

(b) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);

(c) all non-contingent obligations under letters of credit (including standby and commercial), bankers’ acceptances and similar instruments (including bank guaranties);

(d) the attributable principal amount of Capital Leases, Synthetic Leases, Securitization Transaction and Sale Leaseback Transactions;

(e) all Disqualified Stock;

(f) all Debt of others secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed;

(g) all Guarantees in respect of Debt of another Person; and

(h) Debt of any partnership or joint venture or other similar entity in which such Person is a general partner or joint venturer, and, as such, has personal liability for such obligations, but only to the extent there is recourse to such Person for payment thereof.

For purposes hereof, the amount of Debt shall be determined (w) based on the outstanding principal amount in the case of borrowed money indebtedness under clause (a) and purchase money indebtedness and the deferred purchase obligations under clause (b), (x) based on the maximum amount available to be drawn in the case of letter of credit obligations and the other obligations under clause (c), (y) based on the amount of Debt that is the subject of the Guarantees and for which there is recourse to such Person in the case of Guarantees under clause (g) and (z) based on the lesser of the amount of Debt secured by such lien or the fair market value of the assets pledged in the case of Debt under clause (f).

[Annex A – Page 3]

“Default” means any condition or event which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Disqualified Stock” means with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event: (a) matures or is mandatorily redeemable (other than redeemable only for Capital Stock of such Person which is not itself Disqualified Stock) pursuant to a sinking fund obligation or otherwise; (b) is convertible or exchangeable at the option of the holder for Debt or Disqualified Stock (excluding Capital Stock which is convertible or exchangeable solely at the option of the Issuer); or (c) is mandatorily redeemable or must be purchased for cash or Cash Equivalents upon the occurrence of certain events or otherwise, in whole or in part; in each case prior to the date that is one hundred eighty (180) days after the final scheduled amortization installment payment date for the Notes, in each case, valued at, in the case of redeemable preferred Capital Stock, the greater of the voluntary liquidation preference and the involuntary liquidation preference of such Stock plus accrued and unpaid dividends.

“Domestic Subsidiary” means any Subsidiary of the Issuer organized, incorporated or otherwise formed under the laws of the United States or any state thereof, other than any such Subsidiary that has no assets (other than de minimis amounts) other than the Capital Stock or other equity interests of Foreign Subsidiaries that are CFCs.

“Environmental Laws” means any and all Laws relating to the environment or the effect of the environment on human health or to emissions, discharges or releases of pollutants, contaminants, Hazardous Materials or wastes into the environment, including ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, Hazardous Materials or wastes or the clean up or other remediation thereof.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Plan” means any “employee benefit plan”, as such term is defined in Section 3(3) of ERISA (other than a Multiemployer Plan), which the Issuer or any Subsidiary maintains, sponsors or contributes to, or, in the case of an employee benefit plan which is subject to Section 412 of the Code or Title IV of ERISA, to which the Issuer or any Subsidiary or any member of the Controlled Group may have any liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

“Event of Default” has the meaning set forth in the Notes.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

[Annex A – Page 4]

“Excluded Taxes” means any of the following Taxes: (A) Taxes imposed on or measured by any Purchaser’s net income, franchise taxes, branch profits taxes and alternative minimum taxes, in each case imposed by the jurisdiction (or any political subdivision thereof) under which such Purchaser (i) is organized, has its principal office in or, in the case of any Purchaser, its applicable lending office located in, or (ii) has a present or former connection (other than a connection resulting from entering into any of the Financing Documents, receiving any payment thereunder, or taking any action thereunder) (“Other Connection Taxes”), (B) any United States federal withholding Taxes to the extent imposed on the amounts payable to such Purchaser with respect to an applicable interest in a Note pursuant to a law in effect at the time such Purchaser becomes a party to this Agreement or changes its lending office, unless in the case of an assignee, the applicable assigning person would have been entitled to receive additional amounts with respect to such Taxes at the time of such assignment or, in the case of a change in lending office, such Purchaser would have been entitled to receive additional amounts with respect to such Taxes immediately before it changed its lending office, (C) any withholding Taxes or deductions imposed under FATCA, or (D) any United States federal withholding Taxes that would not have been imposed but for such Purchaser’s failure to comply with Sections 10.1(d), (e) or (f).

“Exempt Accounts” means, collectively, (a) payroll accounts, (b) tax withholding accounts, (c) employee benefit accounts, (d) escrow, trust and fiduciary accounts, (e) zero balance accounts and (f) any other accounts (including deposit accounts) with a maximum balance of less than $250,000, individually, or $1,000,000 in the aggregate for all such accounts.

“FATCA” means Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any applicable agreements entered into pursuant to Section 1471(b)(1) of the Code, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

“Financing Documents” means this Agreement, the Notes, the Controlled Account Agreement (or terms or provisions, as applicable) applicable to the Notes and all other documents, instruments and agreements contemplated herein or thereby and heretofore executed, executed concurrently herewith or executed at any time and from time to time hereafter, as any or all of the same may be amended, supplemented, restated or otherwise modified from time to time.

“Fiscal Quarter” means a fiscal quarter of the Issuer, ending on March 31, June 30, September 30 or December 31 of each calendar year.

“Fiscal Year” means a fiscal year of the Issuer, ending on December 31 of each calendar year.

“Flow of Funds” means the flow of funds for the Closing pursuant to the terms hereof and thereof, in a form mutually agreed between the Issuer and the applicable Purchaser(s).

[Annex A – Page 5]

“Foreign Government Benefit Plan” has the meaning set forth in Section 3.14(c).

“Foreign Purchaser” means any Purchaser that is not a “United States person” as defined in Code Section 7701(a)(30).

“Foreign Plan” has the meaning set forth in Section 3.14(c).

“Foreign Subsidiary” means any Subsidiary other than a Domestic Subsidiary.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any agency, department or Person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any corporation or other Person owned or controlled (through stock or capital ownership or otherwise) by any of the foregoing, whether domestic or foreign.

“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take or pay, or to maintain financial statement conditions or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided that the term Guarantee shall not include endorsements for collection or deposit in the Ordinary Course of Business. The term “Guarantee” used as a verb has a corresponding meaning.

“Hazardous Materials” means (a) any “hazardous substance” as defined in CERCLA, (b) any “hazardous waste” as defined in RCRA, (c) asbestos, (d) polychlorinated biphenyls, (e) petroleum, its derivatives, by products and other hydrocarbons, (f) toxic mold and (g) any other pollutant, toxic, radioactive, caustic or otherwise hazardous substance regulated under Environmental Laws.

“Hazardous Materials Contamination” means contamination (whether now existing or hereafter occurring) of the improvements, buildings, facilities, personalty, soil, groundwater, air or other elements on or of the relevant property by Hazardous Materials, or any derivatives thereof, or on or of any other property as a result of Hazardous Materials, or any derivatives thereof, generated on, emanating from or disposed of in connection with the relevant property.

“Indemnified Taxes” means Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Issuer under any Financing Document.

“Issuer” has the meaning set forth in the Preamble to this Agreement.

“Laws” means any and all federal, state, provincial, territorial, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, codes, injunctions, permits, concessions, grants, franchises, governmental agreements and governmental restrictions, whether now or hereafter in effect.

[Annex A – Page 6]

“Liens” means any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by the Company or any of its Subsidiaries.

“Litigation” means any claim, investigation, action, suit or proceeding before any court, mediator, arbitrator or Governmental Authority.

“Margin Stock” has the meaning assigned thereto in Regulation U of the Federal Reserve Board.

“Material Adverse Effect” means, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences, whether or not related, a material adverse change in, or a material adverse effect upon, any of (a) the business, operations, properties, prospects or condition (financial or otherwise) of the Issuer, (b) the rights and remedies of any Purchasers under any Financing Document, or the ability of the Issuer, taken as a whole, to perform any of their obligations under any Financing Document to which it is a party, or (c) the legality, validity or enforceability of any Financing Document, or (d) the existence, perfection or priority of any security interest granted to any Purchaser in any Financing Document.

“Multiemployer Plan” means a multiemployer plan, that is intended to meet the definition set forth in Section 3(37) or 4001(a)(3) of ERISA, to which the Issuer or any member of the Controlled Group may have any liability.

“Note Commitment Amount” means, as to any Purchaser, the amount set forth opposite such Purchaser’s name on the Commitment Annex under the column “Note Commitment Amount”.

“Notes” has the meaning set forth in the recitals hereto.

“Obligations” means all loans (including the Notes), debts, principal, interest (including any interest that accrues after the commencement of any bankruptcy, insolvency or other enforcement proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such proceeding), premiums, obligations (including indemnification obligations), fees, costs, expenses and other charges (including any costs, fees, expenses or other charges that accrue after the commencement of any bankruptcy, insolvency or other enforcement proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such proceeding), guaranties, and all covenants and duties of any other kind and description owing by the Issuer arising out of, under, pursuant to, in connection with, or evidenced by this Agreement or any of the other Financing Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all other expenses or other amounts that the Issuer is required to pay or reimburse by the Financing Documents or by law or otherwise in connection with the Financing Documents. Without limiting the generality of the foregoing, the Obligations of the Issuer under the Financing Documents include the obligation to pay (a) the principal of the Notes, (b) interest accrued on the Notes, (c) costs, fees, premiums, expenses and other charges payable under this Agreement or any of the other Financing Documents, and (d) indemnities and other amounts payable by the Issuer under any Financing Document. Any reference in this Agreement or in the Financing Documents to the Obligations shall include all or any portion thereof and any extensions, modifications, renewals, or alterations thereof, both prior and subsequent to any bankruptcy, insolvency or other enforcement proceeding.

[Annex A – Page 7]

“OFAC” means the U.S. Department of Treasury Office of Foreign Assets Control.

“Ordinary Course of Business” means, in respect of any action or omission taken or not taken by any Person, the ordinary course of such Person’s business, as conducted by such Person in good faith and may include past practice, industry standards or customs, requirements of law or as may otherwise be determined from time to time in good faith by the board of directors (or other governing body) of such Person.

“Organizational Documents” means, with respect to any Person other than a natural person, the documents by which such Person was organized (such as a certificate of incorporation, certificate of limited partnership or articles of formation or organization, and including, without limitation, any certificates of designation for preferred stock or other forms of preferred equity) and the documents which relate to the internal governance of such Person (such as by-laws, a partnership agreement or an operating, limited liability company or members agreement).

“Other Connection Taxes” has the meaning set forth in the definition of Excluded Taxes.

“Other Taxes” has the meaning set forth in Section 10.1(b).

“Paid in Full” or “Payment in Full” means, with respect to any Obligations, (a) the payment in full in cash of all such Obligations (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted) and (b) the termination of all obligations of the Purchasers to provide any additional credit or extensions or credit.

“Participant” has the meaning set forth in Section 12.6(b).

“Participant Register” has the meaning set forth in Section 12.6(b).

“PBGC” means the Pension Benefit Guaranty Corporation and any Person succeeding to any or all of its functions under ERISA.

“Pension Plan” means any ERISA Plan that is subject to Section 412 of the Code or Title IV of ERISA to which the Issuer or any member of the Controlled Group may have a liability.

“Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity or a government or any department or agency thereof.

“Permits” has the meaning set forth in Section 3.1.

[Annex A – Page 8]

“Permitted Contest” means a contest maintained in good faith by appropriate proceedings promptly instituted and diligently conducted and with respect to which such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made; provided that compliance with the obligation that is the subject of such contest is effectively stayed during such challenge.

“Placement Agent” means Univest Securities LLC.

“Published Rate” shall mean the rate of interest published on any applicable Business Day in The Wall Street Journal “Money Rates” listing under the caption “London Interbank Offered Rates” for a one (1) month period (or, if no such rate is published therein for any reason, then the Published Rate shall be the prevailing benchmark Eurodollar rate for a one (1) month period as published in another leading national or international financial or business publication determined by the Required Purchasers in its reasonable discretion, consistent with market practice).

“Purchaser” means each of (a) each Person party hereto in its capacity as a purchaser and holder of Securities issued hereunder and (b) the respective successors and assigns of all of the foregoing, and “Purchasers” means all of the foregoing.

“Purchaser Parties” has the meaning set forth in Section 9.2.

“RCRA” means the Resource Conservation and Recovery Act of 1976.

“Required Maximum” means, as of any date, the maximum aggregate number of shares of Common Stock then issued or potentially issuable in the future pursuant to the Transaction Documents, including without limitation all Underlying Shares issuable upon conversion in full of all Notes (including Underlying Shares issuable as payment of interest on the Notes) at the floor price prescribed under the Notes, ignoring any conversion or exercise limits set forth therein.

“Registration Statement” has the meaning set forth in Section 4.12(d).

“Required Purchasers” means, at any time, the Purchasers holding more than sixty seven (67%) of the aggregate principal amount of Notes outstanding under this Agreement, which must include Alto Opportunity Master Fund, SPC – Segregated Master Portfolio B so long as it owns any Securities.

“Responsible Officer” means, with respect to the Issuer, any of the Global President, Co-Global Chief Executive Officers, Chief Financial Officer, Treasurer or any other officer of the Issuer reasonably acceptable to the Required Purchasers.

“Sale Leaseback Transaction” shall mean, with respect to the Issuer, any arrangement, directly or indirectly, with any Person (other than the Issuer) whereby the Issuer shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

“Sanctions” has the meaning set forth in Section 3.27.

[Annex A – Page 9]

“SEC Reports” means all reports, schedules, forms, statements and other documents required to be filed by the Issuer under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the two years (or such shorter period as the Company was required by law or regulation to file such material) preceding the date hereof or the Closing Date, as applicable.

“Securities” means the Notes and the Underlying Shares.

“Securities Act” means the Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations thereunder as the same shall be in effect at the time.

“Securitization Transaction” shall mean any financing or factoring or similar transaction (or series of such transactions) entered by the Issuer or any of its Subsidiaries pursuant to which the Issuer or any of its Subsidiary may sell, convey or otherwise transfer, or grant a security interest in, accounts, payments, receivables, rights to future lease payments or residuals or similar rights to payment to a special purpose subsidiary or affiliate or any other Person.

“Stockholder Approval” means such approval as may be required by the applicable rules and regulations of the Nasdaq Stock Market from the stockholder of the Issuer with respect to the transactions contemplated by the Transaction Documents, including for purposes of Nasdaq Rule 5635(d).

“Subsidiary” means, with respect to any Person, any other Person of which an aggregate of more than 50% of the outstanding Capital Stock having ordinary voting power to elect a majority of the board of directors (or other applicable governing body) of such other Person is at the time, directly or indirectly, owned legally or beneficially by such Person or one or more Subsidiaries of such Person, or a combination thereof, or with respect to which any such Person has the right to vote or designate the vote of more than 50% of such Capital Stock whether by proxy, agreement, operation of Law or otherwise. Unless the context otherwise requires, each reference to a Subsidiary shall mean a Subsidiary of the Issuer.

“Synthetic Lease” shall mean a lease transaction under which the parties intend that (a) the lease will be treated as an “operating lease” by the lessee pursuant to Statement of Financial Accounting Standards No. 13, as amended and (b) the lessee will be entitled to various tax and other benefits ordinarily available to owners (as opposed to lessees) of like property.

“Trading Day” means a day on which the Common Stock is traded on a Trading Market.

“Trading Market” means any of the following markets or exchanges on which the shares of Common Stock are listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange (or any successors to any of the foregoing).

“Transfer Agent” means Continental Stock Transfer & Trust Issuer, the current transfer agent of the Issuer and any successor transfer agent of the Issuer.

“Transaction Documents” shall mean this Agreement, the Notes, the Controlled Account Agreement, all exhibits and schedules thereto and hereto and any other documents or agreements executed in connection with the transactions contemplated hereunder.

“Underlying Shares” means the shares of Common Stock issued and issuable pursuant to the terms of the Notes, including without limitation, shares of Common Stock issued and issuable in lieu of the cash payment of interest on the Notes in accordance with the terms of the Notes, as the case may be, in each case without respect to any limitation or restriction on the conversion of the Notes.

“U.S.” or “United States” means the United States of America.

“VWAP” has the meaning set forth in the Notes.

“Wholly-Owned Subsidiary” means, with respect to any Person, any Subsidiary of such Person of which all of the Capital Stock (other than, in the case of a Foreign Subsidiary, directors’ qualifying shares, to the extent legally required) are directly or indirectly owned and controlled by such Person or one or more Wholly-Owned Subsidiaries.

[Annex A – Page 10]

Annex B

Commitment Annex

Purchaser	Note Commitment Amount
Alto Opportunity Master Fund, SPC-Segregated Master Portfolio B	$15,000,000
About Investment PTE.	$10,000,000

 [Annex B – Page 1]

Annex C

Closing Checklist

●	Note for each Purchaser

●	Legal Opinion

●	Officer’s Certificate

●	Funds of Flow Letter

●	Good standing certificate of the Issuer

●	Controlled Account Agreements

 [Annex C – Page 1]

EXHIBIT A

FORM OF CONVERTIBLE NOTE

(see attached)

 [Exhibit A – Page 1]